Registration Statement No. 333-196387
Filed Pursuant to Rule 424(b)(2)
Pricing Supplement dated December 19, 2016 to the Prospectus dated June 27, 2014 and the Prospectus Supplement dated June 27, 2014

US$50,000,000
Senior Medium-Term Notes, Series C
BMO Elkhorn DWA MLP Select™ Index Exchange Traded Notes due December 10, 2036

This pricing supplement relates to the BMO Elkhorn DWA MLP Select™ Index Exchange Traded Notes due December 10, 2036 (the “notes”) that Bank of Montreal may issue from time to time.  The return on the notes is linked to the performance of the DWA MLP Select™ Index (the “Index”), as described in this pricing supplement.  The notes are unsecured and unsubordinated obligations of Bank of Montreal.  The notes do not guarantee any return of principal at maturity, call or upon early redemption.

The notes may pay a quarterly coupon, as described below.  The payment at maturity is linked to the Index level, minus the Accrued Tracking Fee (which is subtracted on a daily basis) plus the final Coupon Amount, if any.  The payment upon a call is linked to the Index level, minus the Accrued Tracking Fee (which is subtracted on a daily basis) plus the applicable Coupon Amount, if any.  The payment upon early redemption is linked to the Index level as of the Redemption Measurement Date minus the Redemption Fee Amount, plus the Adjusted Coupon Amount, if any.  Investors should be willing to forgo fixed periodic interest payments and, if the Index level declines or does not increase in an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts and/or Adjusted Coupon Amount, as applicable, and the Redemption Fee Amount, if applicable, be willing to lose some or all of their principal.

An investment in the notes involves significant risks and is not appropriate for every investor.  Investors should regularly monitor their holdings of the notes to ensure that they remain consistent with their investment strategies.  Any payment on the notes is subject to the credit risk of Bank of Montreal.

Issuer:	Bank of Montreal
Initial Trade Date:	December 19, 2016
Initial Issue Date:	December 22, 2016
Term:	20 years, subject to your right to require us to redeem your notes on any Redemption Date, or our call right, each as described below.
Maturity Date:
The third Index Business Day following the last Index Business Day in the Final Measurement Period, which is scheduled to be December 10, 2036.  The Maturity Date is subject to adjustment as described herein and under “Specific Terms of the Notes — Market Disruption Events.”

Principal Amount:	$50 per note
Listing:
We intend to list the notes on the Nasdaq Global Market under the ticker symbol “BMLP”.  If an active secondary market develops, we expect that investors will purchase and sell the notes primarily in this secondary market.

Coupon Amount:
For each note you hold on the applicable Coupon Record Date, you will receive on each Coupon Payment Date an amount in cash equal to the Coupon Amount, if any.  As further described in “Specific Terms of the Notes — Coupon Payment,” the Coupon Amount will equal the sum of the cash distributions that a hypothetical holder of the Index constituents would have been entitled to receive in the relevant period, reduced by the Accrued Tracking Fee.  The final Coupon Amount will be included in the payment at maturity.

Investing in the notes involves risks, including those described in the “Risk Factors” section beginning on page PS-11 of this pricing supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

BMO CAPITAL MARKETS

(cover continued on next page)

Coupon Payment Date:	The 15th Index Business Day following each Coupon Valuation Date, provided that the final Coupon Payment Date will be the Maturity Date. The first Coupon Payment Date will be April 5, 2017.

Index:
The DWA MLP Select™ Index.  The Index includes 15 master limited partnerships (“MLPs”) based on the proprietary Dorsey Wright Relative Strength Ranking Methodology.  By comparing the price relationship between each MLP, the Index seeks to determine which MLPs are currently showing outperformance relative to their peers within the Index universe.  At each monthly rebalancing, each MLP is equally weighted within the Index.

Indicative Note Value:
On the Initial Trade Date, the Indicative Note Value of each note will equal the Principal Amount of $50.  On each subsequent Index Business Day, the Indicative Note Value of each note will be equal to (a) the product of (i) the Indicative Note Value as of the close of the immediately preceding Index Business Day multiplied by (ii) the Index Factor for that Index Business Day minus (b) the Investor Fee for that Index Business Day.

Investor Fee:
On any Index Business Day that is a date of determination, the product of (a) the Indicative Note Value as of the close of the immediately preceding Index Business Day, (b) the Investor Fee Percentage and (c) the quotient of (i) the number of calendar days from and including the immediately preceding Index Business Day to such date of determination divided by (ii) 360.  The Investor Fee will be calculated on each Index Business Day and accrue daily.

Investor Fee Percentage:	0.85% per annum

Payment at Maturity/Cash Settlement Amount:
For each note, unless earlier called or redeemed, you will receive at maturity a cash payment equal to (a) the product of (i) the Indicative Note Value as of the close of the Index Business Day immediately preceding the Calculation Date multiplied by (ii) the Index Factor for the last Index Business Day in the Final Measurement Period minus (b) the Investor Fee for such last Index Business Day plus (c) the final Coupon Amount minus (d) the Accrued Tracking Fee as of such last Index Business Day, plus (e) the Stub Reference Distribution Amount as of the last Index Business Day, if any.

Call Right:
On any Index Business Day on or after June 22, 2017 through and including the Maturity Date (the “Call Settlement Date”), we may redeem all, but not less than all, of the issued and outstanding notes.  To exercise our call right, we must provide notice to the holders not less than 18 calendar days prior to the Call Settlement Date.  If we exercise our Call Right, you will receive a cash payment equal to the Call Settlement Amount, which will be paid on the Call Settlement Date.

Call Settlement Amount:
If we exercise our Call Right, for each note, you will receive on the Call Settlement Date a cash payment equal to (a) the product of (i) the Indicative Note Value as of the Call Calculation Date multiplied by (ii) the Index Factor for the last Index Business Day in the Call Measurement Period minus (b) the Investor Fee for such last Index Business Day plus (c) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Calculation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (d) the Adjusted Coupon Amount, if any, minus (e) the Accrued Tracking Fee as of such last Index Business Day plus (f) the Stub Reference Distribution Amount, if any, as of such last Index Business Day.

Early Redemption:
Subject to your compliance with the procedures described under “Specific Terms of the Notes — Early Redemption at the Option of the Holders,” upon early redemption, you will receive per note a cash payment on the relevant Redemption Date equal to (a) Indicative Note Value as of the Redemption Measurement Date plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Measurement Date if on the Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Adjusted Tracking Fee Shortfall, if any, minus (e) the Redemption Fee Amount.  We refer to this cash payment as the “Redemption Amount.”

(cover continued on next page)

Redemption Fee Amount:	As of any Redemption Date, an amount per note in cash equal to the product of (a) 0.125% and (b) the Indicative Note Value.

Index Factor:
On any Index Business Day, (a) the Index Closing Level on that day divided by (b) the Index Closing Level on the immediately preceding Index Business Day, as determined by the Calculation Agent.  For purposes of determining the Cash Settlement Amount or Call Settlement Amount, clause (a) of the definition of Index Factor shall read “the arithmetic mean of the Index Closing Levels measured on each Index Business Day during the Final Measurement Period or Call Measurement Period, as applicable,” and clause (b) shall read “the Index Closing Level on the Index Business Day immediately preceding the Calculation Date or Call Calculation Date, as applicable, in each case as determined by the Calculation Agent.”

Initial Index Level:	883.255, which is the Index Closing Level on the Initial Trade Date.

Index Closing Level:
On any Index Business Day, the closing level of the Index as reported on Bloomberg L.P. under the symbol “DWAMLP <Index>”, subject to adjustment as described under “Specific Terms of the Notes — Market Disruption Events.”

Calculation Agent:	BMO Capital Markets Corp.

Calculation Date:
December 1, 2036, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day.  The Calculation Date is subject to adjustment as described under “Specific Terms of the Notes — Market Disruption Events.”

CUSIP No.:	063679104

ISIN No.:	US0636791040

Additional Key Terms:	See “Summary – Additional Key Terms.”

Distribution:
The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the notes to any such investor.

On the Initial Trade Date, we sold $50,000,000 aggregate Principal Amount of the notes to BMO Capital Markets Corp. (“BMOCM”) at 100% of their stated Principal Amount.  After the Initial Trade Date, we may sell from time to time a portion of the notes at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  We will receive proceeds equal to 100% of the price at which the notes are sold to the public less any commissions paid to BMOCM.  BMOCM may charge normal commissions in connection with any purchase or sale of the notes.  Please see “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-56 for more information.

We may use this pricing supplement in the initial sale of the notes.  In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

TABLE OF CONTENTS
Page
Pricing Supplement

Summary	PS-1
Risk Factors	PS-11
Hypothetical Examples	PS-22
Specific Terms of the Notes	PS-28
Intraday Value of the Index and the Notes	PS-39
The Index	PS-42
Use of Proceeds and Hedging	PS-47
Supplemental Tax Considerations	PS-48
Employee Retirement Income Security Act	PS-54
Supplemental Plan of Distribution (Conflicts of Interest)	PS-56
Validity of the Notes	PS-57
Notice of Early Redemption	A-1
Broker’s Confirmation of Redemption	B-1

Prospectus Supplement

About This Prospectus Supplement	S-1
Risk Factors	S-1
Use of Proceeds	S-6
Description of the Notes We May Offer	S-7
Certain Income Tax Consequences	S-29
Supplemental Plan of Distribution (Conflicts of Interest)	S-30
Documents Filed as Part of the Registration Statement	S-32

Prospectus

About This Prospectus	1
Presentation of Financial Information	3
Caution Regarding Forward-Looking Statements	4
Where You Can Find More Information	4
Incorporation of Certain Information by Reference	5
Risk Factors	7
Bank of Montreal	8
Consolidated Capitalization of the Bank	11
Consolidated Earnings Ratios	12
Comparative Per Share Market Price	13
Use of Proceeds	14
Description of Common Shares and Preferred Shares	15
Description of Debt Securities We May Offer	24
United States Federal Income Taxation	42
Canadian Taxation	55
Employee Retirement Income Security Act	58
Plan of Distribution (Conflicts of Interest)	60
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others	63
Experts	64
Other Expenses of Issuance and Distribution	64

i

You should read this pricing supplement together with the prospectus supplement dated June 27, 2014 and the prospectus dated June 27, 2014.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.  The contents of any website referred to in this pricing supplement are not incorporated by reference in this pricing supplement, the accompanying prospectus supplement or prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated June 27, 2014: http://www.sec.gov/Archives/edgar/data/927971/000119312514254915/d750935d424b5.htm
•	Prospectus dated June 22, 2011: http://www.sec.gov/Archives/edgar/data/927971/000119312514254905/d749601d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

The notes described in this pricing supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers.  You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc., or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes.  This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

ii

SUMMARY

The following is a summary of terms of the notes, as well as a discussion of factors you should consider before purchasing the notes.  The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and in the accompanying prospectus supplement and accompanying prospectus.

What are the notes?

The notes are senior unsecured medium-term notes issued by Bank of Montreal with a return linked to the performance of the Index.  The Index is an equally weighted index of MLPs, ranked by relative price performance, as measured by the Dorsey Wright Relative Strength Ranking Methodology.  The Index is a price return index.  For a detailed description of the Index, see “The Index.”

We refer to the securities included in the Index as the “Index constituents” and the issuers of those securities as the “constituent issuers.”

The notes do not guarantee any return of principal at, or prior to, maturity or call, or upon early redemption.  Instead, at maturity, you will receive a cash payment equal to (a) the product of (i) the Indicative Note Value as of the close of the Index Business Day immediately preceding the Calculation Date multiplied by (ii) the Index Factor for the last Index Business Day in the Final Measurement Period minus (b) the Investor Fee for such last Index Business Day plus (c) the final Coupon Amount minus (d) the Accrued Tracking Fee as of such last Index Business Day, plus (d) the Stub Reference Distribution Amount as of such last Index Business Day, if any.  We refer to this cash payment as the “Cash Settlement Amount.”  This amount will not be less than zero.  You may lose some or all of your investment at maturity.  Because the Accrued Tracking Fee (including any Tracking Fee Shortfall) reduces your final payment, the level of the Index will need to have increased over the term of the notes by an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts and any Stub Reference Distribution Amount, in order for you to receive an aggregate amount over the term of the notes equal to at least the principal amount of your notes.  If the increase in the level of the Index, as measured during the Final Measurement Period, is insufficient to offset the cumulative negative effect of the Accrued Tracking Fee, you will lose some or all of your investment at maturity.  This loss may occur even if the Index Closing Level at any time during the Final Measurement Period is greater than the Index Closing Level on the Initial Trade Date.

The Accrued Tracking Fee accrues on a daily basis at a rate of 0.85% per annum, applied to the Indicative Note Value on each Index Business Day. The Indicative Note Value reflects the cumulative performance of the Index from the Initial Trade Date of the notes. If the Indicative Note Value increases, the Accrued Tracking Fee will increase, and if the Indicative Note Value decreases, the Accrued Tracking Fee will decrease.

For each note you hold on the applicable Coupon Record Date, you will receive on each Coupon Payment Date an amount in cash equal to the excess, if any, of the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, less the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”).  To the extent the Reference Distribution Amount on a Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount payment made on the corresponding Coupon Payment Date, and a Tracking Fee Shortfall, as described below, will be included in the Accrued Tracking Fee for the next Coupon Valuation Date.  If there is a Tracking Fee Shortfall as of the last Coupon Valuation Date, that amount will be taken into account in determining the Cash Settlement Amount.

On any Index Business Day, the Index Factor will be calculated as (a) the Index Closing Level on that day divided by (b) the Index Closing Level on the immediately preceding Index Business Day.  For purposes of determining the Cash Settlement Amount or Call Settlement Amount, clause (a) of the definition of Index Business Day shall read “the arithmetic mean of the Index Closing Levels measured on each Index Business Day during the Final Measurement Period or Call Measurement Period, as applicable,” and clause (b) shall read “the Index Closing Level on the Index Business Day immediately preceding the Calculation Date or Call Calculation Date, as applicable, in each case as determined by the Calculation Agent.”

Unlike ordinary debt securities, the notes do not guarantee any return of principal at maturity or call, or upon early redemption.  You are not guaranteed any coupon payment.

The notes are fully exposed to any decline in the level of the Index.  You may lose some or all of your investment if the level of the Index declines from the Initial Trade Date to the Final Measurement Period or the Call Measurement Period, or the applicable Redemption Measurement Date, as the case may be, or if the level of the Index does not increase by an amount sufficient to offset the Accrued Tracking Fee and the Redemption Fee Amount, if applicable.

For a further description of how your payment at maturity or call, or upon early redemption, will be calculated, see “Specific Terms of the Notes — Cash Settlement Amount at Maturity,” “— Call Right” and “— Early Redemption at the Option of the Holders.”

Early Redemption

You may elect to require us to redeem your notes (subject to a minimum redemption amount of at least 50,000 notes) on any Business Day commencing on the first Redemption Date (December 27, 2016) and ending on the final Redemption Date (which will be the last scheduled Index Business Day prior to the Calculation Date or Call Calculation Date, as applicable).  If you elect to have your notes redeemed and have done so under the redemption procedures described in “Specific Terms of the Notes —Early Redemption at the Option of the Holders — Redemption Procedures,” you will receive a cash payment on the Redemption Date equal to the Redemption Amount, as defined below.  You must comply with the redemption procedures described below in order to redeem your notes.  To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your notes for redemption with those of other investors to reach this minimum amount of 50,000 notes; however, there can be no assurance that they can or will do so.  We may from time to time in our sole discretion reduce this minimum requirement in whole or in part.  Any such reduction will be applied on a consistent basis for all holders of the notes at the time the reduction becomes effective.

Upon early redemption, you will receive per note a cash payment on the relevant Redemption Date equal to (a) the Indicative Note Value as of the Redemption Measurement Date plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Measurement Date if on the Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Adjusted Tracking Fee Shortfall, if any, minus (e) the Redemption Fee Amount.  We refer to this cash payment as the “Redemption Amount.”  This amount will not be less than zero.  You may lose some or all of your investment upon early redemption.  Because the Adjusted Tracking Fee Shortfall, if any, and the Redemption Fee Amount reduce your final payment, the level of the Index will need to have increased over the term of the notes by an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee and the Redemption Fee Amount, less any Coupon Amounts, and/or any Adjusted Coupon Amount, in order for you to receive an aggregate amount over the term of the notes equal to at least the principal amount.  If the increase in the level of the Index, as measured on the Redemption Measurement Date, is insufficient to offset such a negative effect, you will lose some or all of your investment upon early redemption.  This loss may occur even if the Index Closing Level on the Redemption Measurement Date is greater than the Initial Index Level.

Redemption Fee Amount:  0.125% of the Indicative Note Value.

Adjusted Coupon Amount: With respect to any applicable Redemption Measurement Date or Call Calculation Date, as applicable, a coupon payment, if any, in an amount in cash equal to the excess, if any, of the Adjusted Reference Distribution Amount, calculated as of the applicable Redemption Measurement Date or Call Calculation Date, as applicable, less the Adjusted Tracking Fee, calculated as of such Redemption Measurement Date or Call Calculation Date.

For a detailed description of the redemption procedures applicable to an early redemption, see “Specific Terms of the Notes —Early Redemption at the Option of the Holders — Redemption Procedures.”

Call Right

On any Index Business Day on or after June 22, 2017 through and including the Maturity Date (the “Call Settlement Date”), we may at our option redeem all, but not less than all, of the issued and outstanding notes.  To exercise our Call Right, we must provide notice to the holders of the notes not less than 18 calendar days prior to the Call Settlement Date specified by us.  In the event we exercise this right, you will receive a cash payment equal to (a) the product of (i) the Indicative Note Value as of the Call Calculation Date multiplied by (ii) the Index Factor for the last Index Business Day in the Call Measurement Period minus (b) the Investor Fee for such last Index Business Day plus (c) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Calculation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (d) the Adjusted Coupon Amount, if any, minus (e) the Accrued Tracking Fee as of such last Index Business Day plus (f) the Stub Reference Distribution Amount, if any, as of such last Index Business Day.  We refer to this cash payment as the “Call Settlement Amount.”  If we issue a call notice on any calendar day, the “Call Calculation Date” will be the last Business Day of the week in which the call notice is issued, generally Friday, subject to a minimum five calendar day period commencing on the date of the issuance of the call notice and ending on the related Call Calculation Date.  However, if we issue a call notice on a Friday, the related Call Calculation Date will fall on the following Friday.

The Call Settlement Date will be the third Business Day following the last Index Business Day in the Call Measurement Period.

Call Measurement Period: The five Index Business Days from and including the Call Calculation Date, subject to adjustment as described under “Specific Terms of the Notes — Market Disruption Events.”

Understanding the Value of Notes

The initial offering price of the notes is determined at the inception of the notes. The initial offering price and the intraday indicative value are not the same as the trading price, which is the price at which you may be able to sell your notes in the secondary market, or the Redemption Amount, which is the amount that you will receive from us in the event that you choose to have your notes repurchased by us.  An explanation of each type of valuation is set forth below.

Initial Offering Price to the Public.  The initial offering price to the public is equal to the Principal Amount of the notes.  The initial offering price reflects the value of the notes only on the Initial Trade Date.

Intraday Indicative Value. The intraday indicative value is meant to approximate the value of the notes at a particular time. The term “indicative value” of the notes refers to the value at a given time equal to (i) the Indicative Note Value, using, when calculating the Index Factor, the intraday Index value as of such time, less (ii) the Accrued Tracking Fee, if any, as of such time and date assuming such time and date is the Redemption Measurement Date, plus (iii) assuming such time and date is the Redemption Measurement Date, the Coupon Amount with respect to the Coupon Valuation Date if on such Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount had not occurred plus (iv) the Adjusted Coupon Amount, if any, as of such time and date.

The intraday indicative value is not the same as, and may differ from, the amount payable upon an early redemption, call or at maturity and the trading price of the notes in the secondary market.  The intraday indicative value will be published every 15 seconds on Bloomberg L.P. (including any successor, “Bloomberg”) under the ticker symbol “BMLPIV <Index>” and under the ticker symbol “BMLPINAV.SG”  on Thomson Reuters (including any successor, “Reuters”) each Index Business Day.

Trading Price.  The market value of the notes at any given time, which we refer to as the trading price, is the price at which you may be able to sell your notes in the secondary market, if one exists. The trading price may vary significantly from the intraday indicative value, because the market value reflects investor supply and demand for the notes.

Redemption Amount.  The Redemption Amount is the price per note that we will pay you to redeem the notes upon your request. The Redemption Amount is calculated according to the formula set forth above. The Redemption Amount may vary significantly from the intraday indicative value and the trading price of the notes.

Because the Redemption Amount is based on the Index Closing Level at the end of the Index Business Day after a notice of redemption is received, you will not know the Redemption Amount you will receive at the time you elect to request that we redeem your notes.

Ticker Symbols

The table below includes the ticker symbols under which information relating to the notes can be located.

Trading price:	BMLP
Intraday indicative value:	BMLPIV <Index>; BMLPINAV.SG
Intraday Index value:	DWAMLP <Index>

Additional Key Terms:

Accrued Tracking Fee:
(1)   The Accrued Tracking Fee with respect to the first Coupon Valuation Date is an amount equal to the sum of the Investor Fees for each Index Business Day from and excluding the Initial Issue Date to and including the first Coupon Valuation Date.

(2)    The Accrued Tracking Fee with respect to any Coupon Valuation Date after the first Coupon Valuation Date is an amount equal to (a) the sum of the Investor Fees for each Index Business Day from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date plus (b) the Tracking Fee Shortfall, if any, as of the immediately preceding Coupon Valuation Date.

(3)  The Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period is an amount equal to (a) the sum of the Investor Fees for each Index Business Day from and excluding the Calculation Date to and including the last Index Business Day in the Final Measurement Period plus (b) the Tracking Fee Shortfall, if any, as of the last Coupon Valuation Date.

(4)   The Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period is an amount equal to (a) the sum of the Investor Fees for each Index Business Day from and excluding the Call Calculation Date to and including the last Index Business Day in the Call Measurement Period plus (b) the Adjusted Tracking Fee Shortfall, if any.

Adjusted Reference Distribution Amount:
As of any Redemption Measurement Date or the Call Calculation Date, as applicable, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon

Valuation Date (or if the Redemption Measurement Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Issue Date) to and including such Redemption Measurement Date or Call Calculation Date.

Reference Distribution Amount:
(i) as of the first Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the Initial Issue Date to and including the first Coupon Valuation Date; and (ii) as of any other Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date.  Notwithstanding the foregoing, with respect to a cash distribution for an Index constituent that is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index constituent fails to pay the distribution to holders of such Index constituent by the scheduled payment date for such distribution, such distribution will be deemed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

Adjusted Tracking Fee:
As of any Redemption Measurement Date or the Call Calculation Date, as applicable, an amount equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the sum of the Investor Fees for each Index Business Day from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Measurement Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Issue Date) to and including such Redemption Measurement Date or the Call Calculation Date.

Adjusted Tracking Fee Shortfall:
To the extent that the Adjusted Reference Distribution Amount, calculated on any Redemption Measurement Date or the Call Calculation Date, as applicable, is less than the Adjusted Tracking Fee, calculated on such Redemption Measurement Date or the Call Calculation Date, the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount.

Tracking Fee Shortfall:
To the extent the Reference Distribution Amount on any Coupon Valuation Date is less than the Accrued Tracking Fee on that Coupon Valuation Date, there will be no Coupon Amount payment made on that Coupon Payment Date, and an amount equal to the difference between the Accrued Tracking Fee and the Reference Distribution Amount (the “Tracking Fee Shortfall”) will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. See “Specific Terms of the Notes — Coupon Payment.”

Final Measurement Period:	The five Index Business Days from and including the Calculation Date. The Final Measurement Period is subject to adjustment as described under “Specific Terms of the Notes — Market Disruption Events.”

Coupon Valuation Date:
The 15th of March, June, September and December of each calendar year during the term of the notes or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date.  The first Coupon Valuation Date will be March 15, 2017.

Index Business Day:	Any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

Primary Exchange:	With respect to each Index constituent or each component underlying a successor index, the primary exchange or market of trading such Index constituent or such component underlying a successor index.

Related Exchange:
With respect to each Index constituent or each component underlying a successor index, each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to such Index constituent or such component underlying a successor index.

Selected Risk Considerations

An investment in the notes involves risks.  Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” beginning on page PS-11.

•
You may lose some or all of your principal — The notes are fully exposed to any decline in the level of the Index.  Because the Accrued Tracking Fee reduces your final payment, the level of the Index, as measured by the Index Closing Levels during the Final Measurement Period or Call Measurement Period, or the Index Closing Level on a Redemption Measurement Date, as applicable, will need to increase by an amount at least equal to the percentage of the Principal Amount represented by the Accrued Tracking Fee and Redemption Fee Amount, if applicable, less any Coupon Amounts, any Stub Reference Distribution Amount and/or Adjusted Coupon Amount, as applicable, in order for you to receive an aggregate amount over the term of the notes equal to at least the Principal Amount.  If the increase in the level of the Index during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, is insufficient to offset the negative effect of the Accrued Tracking Fee and Redemption Fee Amount, if applicable, less any Coupon Amounts, any Stub Reference Distribution Amount and/or Adjusted Coupon Amount, as applicable, you will lose some or all of your investment at maturity or call, or upon early redemption.  This loss may occur even if the Index Closing Levels during the Final Measurement Period or Call Measurement Period, or the Index Closing Level on a Redemption Measurement Date, is greater than the Initial Index Level.

•
Market risk — The return on the notes, which may be positive or negative, is linked to the return on the Index as measured by the Index Factor, and which, in turn, is affected by a variety of market and economic factors, interest rates in the markets and economic, financial, political, regulatory, judicial or other events that affect the markets generally.

•
Credit of issuer — The notes are senior unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the notes, including any payment at maturity, call or upon early redemption, depends on the ability of Bank of Montreal to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Bank of Montreal will affect the market value, if any, of the notes prior to maturity, call or early redemption.  In addition, in the event Bank of Montreal was to default on its obligations, you may not receive any amounts owed to you under the terms of the notes.

•
Potential over-concentration in particular industries — MLPs included in the Index tend to be concentrated in the oil and gas industries.  An investment in the notes will expose you to fluctuations in the oil and gas industries.

•
The Index has limited actual performance history — The Index was created in May 2015.  Because the Index is of recent origin and limited actual historical performance data exists with respect to it, your investment in the notes may involve a greater risk than investing in securities linked to one or more indices with a more established record of performance.

•
Historical levels of the Index should not be taken as an indication of the future performance of the Index during the term of the notes — It is impossible to predict whether the Index will rise or fall.  The actual performance of the Index over the term of the notes, as well as the amount payable at maturity or upon early redemption or upon a call, may bear little relation to the historical level of the Index.

•
A trading market for the notes may not develop — Although we intend to list the notes on the Nasdaq Global Market, a trading market for the notes may not develop.  Certain of our affiliates may engage in limited purchase and resale transactions in the notes, although they are not required to and may stop at any time.  We are not required to maintain any listing of the notes on the Nasdaq Global Market or any other exchange.  In addition, we are not obliged to, and may not, sell the full aggregate principal amount of the notes.  We may suspend or cease sales of the notes at any time, at our discretion.  Therefore, the liquidity of the notes may be limited.

•
The intraday indicative value is not the same as the trading price of the notes in the secondary market —The intraday indicative value of the notes will be calculated by Solactive AG and published every 15 seconds on each Index Business Day during normal trading hours on Bloomberg under the ticker symbol “BMLPIV <Index>” and under the ticker symbol “BMLPINAV.SG” on Reuters so long as no Market Disruption Event has occurred or is continuing and will be disseminated over the consolidated tape, or other major market vendor.  The intraday indicative value at any time is based, in part, on the most recent Indicative

Note Value, using, when calculating the Index Factor, the intraday Index value as of such time, and the Accrued Tracking Fee, each of which could adversely affect the value of the notes.  See “Intraday Value of the Index and the Notes — Intraday Indicative Note Values.”  The trading price of the notes at any time is the price at which you may be able to sell your notes in the secondary market at such time, if one exists.  The trading price of the notes at any time may vary significantly from the intraday indicative value of such notes at such time.

•
Paying a premium purchase price over the intraday indicative value of the notes could lead to significant losses in the event one sells such notes at a time when such premium is no longer present in the market place or the notes are called — Paying a premium purchase price over the intraday indicative value of the notes could lead to significant losses in the event one sells such notes at a time when such premium is no longer present in the market place or the notes are called, in which case investors will receive a cash payment in an amount based on the Index Closing Levels of the notes during the Call Measurement Period.  We may, without providing you notice or obtaining your consent, create and issue notes in addition to those offered by this pricing supplement having the same terms and conditions as the notes.  However, we are under no obligation to sell additional notes at any time, and we may suspend issuance of new notes at any time and for any reason without providing you notice or obtaining your consent.  If we limit, restrict or stop sales of additional notes, or if we subsequently resume sales of such additional notes, the price and liquidity of the notes could be materially and adversely affected, including an increase or decline in the premium purchase price of the notes over the intraday indicative value of the notes.  Before trading in the secondary market, you should compare the intraday indicative value with the then-prevailing trading price of the notes.

•
Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as an agent of the issuer for the offering of the notes, making certain calculations and determinations that may affect the value of the notes and hedging our obligations under the notes.  Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you.  Our affiliates will, among other things, calculate the arithmetic average of the Index Closing Levels and the Redemption Fee Amount, where applicable, make determinations with respect to Market Disruption Events, splits and reverse splits of the notes and the replacement of the Index with a successor index.  Any exercise by us of our Call Right could present a conflict between your interest in the notes and our interests in determining whether to call the notes.  We have no obligation to ensure that investors will not lose all or a portion of their investment in the notes upon a call.  In performing these activities, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes.

•
Call right — We may elect to redeem all outstanding notes at any time on or after June 22, 2017, as described under “Specific Terms of the Notes — Call Right.”  If we exercise our Call Right, the Call Settlement Amount may be less than the Principal Amount of your notes.

•
Minimum redemption amount — You must elect to redeem at least 50,000 notes for us to repurchase your notes, unless we determine otherwise or your broker or other financial intermediary bundles your notes for redemption with those of other investors to reach this minimum requirement, and there can be no assurance that they can or will do so.  Therefore, the liquidity of the notes may be limited.

•
Your redemption election is irrevocable — You will not be able to rescind your election to redeem your notes after your redemption notice is received by us.  Accordingly, you will be exposed to market risk if the level of the Index decreases after we receive your offer and the Redemption Amount is determined on the Redemption Measurement Date.  You will not know the Redemption Amount at the time that you submit your irrevocable redemption notice.

•	Owning the notes is not the same as owning any of the Index constituents — The return on the notes may not reflect the return you would realize if you actually owned any of the Index constituents.

•	Uncertain tax treatment — Significant aspects of the tax treatment of the notes are uncertain. You should consult your own tax advisor about your own tax situation.

The notes may be a suitable investment for you if:

•      You seek an investment with a return linked to the performance of the Index, which will provide exposure to MLPs concentrated in the oil and gas industries.

•      You believe the level of the Index will increase during the term of the notes by an amount sufficient to offset the Accrued Tracking Fee and any Redemption Fee Amount, less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount.

•      You are willing to accept the risk that you may lose some or all of your investment.

•      You are willing to hold securities that may be redeemed early by us, under our call right, on or after June 22, 2017.

•      You are willing to receive a lower amount of distributions than you would if you owned the Index constituents directly.

•      You are willing to accept the risk of fluctuations in the energy and natural resources industries, in general, and the risks inherent in a concentrated investment in oil and gas MLPs, in particular.

•      You understand that the trading price of the notes at any time may vary significantly from the intraday indicative value of the notes at such time and that paying a premium purchase price over the intraday indicative value of the notes could lead to significant losses in the event you sell the notes at a time when such premium is no longer present in the market place or the notes are called.

•      You are willing to actively and frequently monitor your investment in the notes.

•      You are willing to accept the risk that the price at which you are able to sell the notes may be significantly less than the amount you invested.

•      You do not seek a pre-determined amount of current income from your investment.

•      You are not seeking an investment for which there will be an active secondary market.

•      You are comfortable with the creditworthiness of Bank of Montreal, as issuer of the notes.

The notes may not be a suitable investment for you if:

•      You believe that the level of the Index will decline during the term of the notes or the level of the Index will not increase by an amount sufficient to offset the Accrued Tracking Fee and any Redemption Fee Amount, less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount.

•      You are not willing to accept the risk that you may lose some or all of your investment.

•      You are not willing to hold securities that may be redeemed early by us, under our call right, on or after June 22, 2017.

•      You are not willing to be exposed to the risk of fluctuations in the energy and natural resources industries, in general, and the risks inherent in a concentrated investment in oil and gas MLPs, in particular.

•      You do not understand that the trading price of the notes at any time may vary significantly from the intraday indicative value of the notes at such time and that paying a premium purchase price over the intraday indicative value of the notes could lead to significant losses in the event you sell the notes at a time when such premium is no longer present in the market place or the notes are called.

•      You are not willing to actively and frequently monitor your investment in the notes.

•      You are not willing to accept the risk that the price at which you are able to sell the notes may be significantly less than the amount you invested.

•      You prefer the lower risk and therefore accept the potentially lower returns of fixed-income investments with comparable maturities and credit ratings.

•      You seek an investment for which there will be an active secondary market.

•      You are not comfortable with the creditworthiness of Bank of Montreal as issuer of the notes.

About the Index

The level of the Index is calculated by Nasdaq, Inc. (the “Index Calculation Agent”) and disseminated by Nasdaq, Inc. (“Nasdaq”) approximately every fifteen seconds (assuming the level of the Index has changed within such fifteen-second interval) from 9:30 a.m. to 5:15 p.m., New York City time. A daily Index level is published at approximately 4:00 p.m., New York City time, on each Exchange Business Day.  Index information, including the Index level, is available from Bloomberg L.P. (“Bloomberg”) under the symbol “DWAMLP <Index>”.  The historical performance of the Index is not indicative of the future performance of the Index or the level of the Index during the Final Measurement Period or on the applicable Redemption Measurement Date or Call Calculation Date, as the case may be.

Tax Consequences

For important information about tax consequences, please see the section entitled “Supplemental Tax Considerations.”

Conflicts of Interest

BMOCM is an affiliate of Bank of Montreal and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121.  Consequently, the offering is being conducted in compliance with the provisions of Rule 5121.

RISK FACTORS

Your investment in the notes will involve certain risks.  The notes are not secured debt and do not guarantee any return of principal at, or prior to, maturity, call or upon early redemption.  As described in more detail below, the trading price of the notes may vary considerably before the maturity date, due to, among other things, fluctuations in the energy and natural resources markets in which the constituent issuers operate and other events that are difficult to predict and beyond our control.  Investing in the notes is not equivalent to investing directly in the Index constituents or any securities of the constituent issuers.  In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities.  In addition to the risk factors beginning on page S-1 of the prospectus supplement and page 7 of the prospectus, you should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

Risks Relating to the Notes Generally

The notes do not guarantee the return of your investment.

The notes may not return any of your investment.  The amount payable at maturity, call or upon early redemption, will reflect the performance of the Index minus the Accrued Tracking Fee and, in the case of an early redemption, the Redemption Fee Amount.  These amounts will be determined as described in this pricing supplement.  Because the Accrued Tracking Fee and the Redemption Fee Amount, if applicable, reduce your final payment, the Index Closing Levels, as measured during the Final Measurement Period or Call Measurement Period, or the Index Closing Level on a Redemption Measurement Date, as applicable, will need to have increased over the term of the notes by an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts, any Stub Reference Distribution Amount and/or Adjusted Coupon Amount, as applicable, and the Redemption Fee Amount, if applicable, in order for you to receive an aggregate amount over the term of the notes equal to at least the principal amount of your notes.  If the increase in the Index Closing Levels, as measured during the Final Measurement Period or Call Measurement Period, or the Index Closing Level on a Redemption Measurement Date, as applicable, is insufficient to offset the cumulative negative effect of the Accrued Tracking Fee and the Redemption Fee Amount, if applicable, you will lose some or all of your investment at maturity, call or upon early redemption.  This loss may occur even if the Index Closing Level during the Final Measurement Period or Call Measurement Period, or the Index Closing Level on a Redemption Measurement Date, is greater than the Initial Index Level.

Even if the Index Closing Levels during the Final Measurement Period or Call Measurement Period, or the Index Closing Level on a Redemption Measurement Date, as applicable, are greater than the Initial Index Level, you may receive less than the principal amount of your notes due to the Accrued Tracking Fee and the Redemption Fee Amount, if applicable.

If any distributions that a Reference Holder would be entitled to receive from the Index constituents are not sufficient to cover the Accrued Tracking Fee (equivalent to 0.85% per annum multiplied by the applicable Indicative Note Value, accruing on a daily basis from and including the most recent Coupon Valuation Date, the Calculation Date or the Call Calculation Date, as applicable), the amount of the Accrued Tracking Fee (including the Tracking Fee Shortfall or the Adjusted Tracking Fee Shortfall, as applicable) will reduce the payment, if any, you will receive at maturity, call or upon early redemption.  In addition, if you elect to require us to redeem your notes prior to maturity, you will be charged a Redemption Fee Amount equal to 0.125% of the applicable Indicative Note Value.  If the Index Closing Levels during the Final Measurement Period or Call Measurement Period, or the Index Closing Level on a Redemption Measurement Date, as applicable, are insufficient to offset the cumulative negative effect of any Accrued Tracking Fee and any Redemption Fee Amount, if applicable, you will receive less than the principal amount of your investment at maturity, call or upon early redemption of your notes.

The notes are subject to the credit risk of Bank of Montreal.

The notes are subject to the credit risk of Bank of Montreal, and our credit ratings and credit spreads may adversely affect the market value of the notes.  The notes are senior unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly, an obligation of any third party.  Investors are dependent on Bank of Montreal’s ability to pay all amounts due on the notes at maturity, call or upon early redemption or on any other relevant payment dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the notes.  Consequently, actual or anticipated changes in our credit ratings may affect the market value of the notes.  However, because the return on the notes is dependent upon certain factors in addition to our ability to pay our obligations on the notes, an improvement in our credit ratings will not reduce the other investment risks related to the notes.  Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the notes.

The notes are subject to our Call Right, which does not allow for participation in any future performance of the Index.  The exercise of our Call Right may adversely affect the value of, or your ability to sell, your notes.  We may call the notes prior to the maturity date.

We have the right to call the notes on any Index Business Day beginning on June 22, 2017 through, and including, the Maturity Date.  You will only be entitled to receive a payment on the relevant Call Settlement Date equal to the Call Settlement Amount.  The Call Settlement Amount may be less than the stated principal amount of your notes.  You will not be entitled to any further payments after the Call Date, even if the Index level increases substantially after the Call Measurement Period.  In addition, the issuance of a notice of our election to exercise our call right may adversely impact your ability to sell your notes, and/or the price at which you may be able to sell your notes prior to the Call Settlement Date.  We have no obligation to ensure that investors will not lose all or a portion of their investment in the notes pursuant to a call; consequently, a potential conflict between our interests and those of the note holders exists with respect to our Call Right.

If we exercise our right to call the notes prior to maturity, your payment on the Call Settlement Date may be less than the indicative value at the time we gave the notice of our election to call the notes.

As discussed above, we have the right to call the notes on any Index Business Day beginning on June 22, 2017 through, and including, the Maturity Date.  The Call Settlement Amount will be payable on the Call Settlement Date and we will provide at least 18 calendar days’ notice prior to the Call Settlement Date of our election to exercise the call of the notes.  The Call Settlement Amount per note will be based principally on the Index Closing Levels on each Index Business Day during the Call Measurement Period.  The Call Measurement Period will be a period of five consecutive Index Business Days from, and including, the Call Calculation Date.  The Call Calculation Date will be a date specified in our call notice, subject to postponement if such date is not an Index Business Day or in the event of a Market Disruption Event.  It is possible that the market prices of the relevant Index Constituents, and, as a result, the Index Closing Level and the indicative value of the notes, may vary significantly between when we provide the notice of our intent to call the notes and the Call Calculation Date, including potentially as a result of our trading activities during this period, as described further under “We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities.”  As a result, you may receive a Call Settlement Amount that is significantly less than the indicative value at the time of the notice of our election to call the notes and may be less than your initial investment in the notes.

You are not guaranteed a coupon payment.

You will not receive a coupon payment on a Coupon Payment Date if the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, is less than the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date.  The resulting Tracking Fee Shortfall, which is the difference between the Accrued Tracking Fee and the Reference Distribution Amount, will be included in the Accrued Tracking Fee for the next Coupon Valuation Date.  This process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date.  The Tracking Fee Shortfall as of the final Coupon Valuation Date, if any, will be included in the calculation of the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period.

Similarly, you will not receive a coupon payment on a Redemption Date or Call Settlement Date if the Adjusted Reference Distribution Amount, calculated as of the Redemption Measurement Date or Call Calculation Date, as applicable, is less than the Adjusted Tracking Fee and Redemption Fee Amount, calculated as of the Redemption Measurement Date, or the Adjusted Tracking Fee calculated as of the Call Calculation Date.  The resulting Adjusted Tracking Fee Shortfall, which is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, will be included in the calculation of the Redemption Amount or the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period, as applicable.

Because of the effect of the Tracking Fee Shortfall or the Adjusted Tracking Fee Shortfall, as applicable, you may receive a Coupon Amount on any Coupon Payment Date, Call Settlement Date or Redemption Date that is less than the Reference Distribution Amount or Adjusted Reference Distribution Amount, as applicable.

The Index Closing Level used to calculate the payment at maturity, call or upon a redemption may be less than the Index Closing Level on the Maturity Date, Call Settlement Date or at other times during the term of the notes.

The Index Closing Level on the Maturity Date, Call Settlement Date or at other times during the term of the notes, including dates near the Final Measurement Period or the Call Measurement Period, as applicable, could be higher than any of the Index Closing Levels during the Final Measurement Period or Call Measurement Period, as applicable, because the Index Factor is calculated based on the arithmetic mean of the Index Closing Levels measured on each Index Business Day in the Final Measurement Period or the Call Measurement Period, as applicable.  This difference could be particularly large if there is a significant increase in the Index Closing Level after the Final Measurement Period or the Call Measurement Period, as applicable, or if there is a significant decrease in the Index Closing Level around the Final Measurement Period or the Call Measurement Period, as applicable, or if there is significant volatility in the Index Closing Levels during the term of the notes.

There are restrictions on the minimum number of notes you may request that we redeem and the dates on which you may exercise your right to have us redeem your notes.

If you elect to require us to redeem your notes, you must request that we redeem at least 50,000 notes on any Business Day commencing on the first Redemption Date (December 27, 2016) through and including the Final Redemption Date.  If you own fewer than 50,000 notes, you will not be able to elect to require us to redeem your notes.  Your request that we redeem your notes is only valid if we receive your Redemption Notice by email no later than 2:00 p.m., New York City time, on the applicable Redemption Notice Date and a completed and signed Redemption Confirmation by 5:00 p.m., New York City time, that same day.  If we do not receive such notice and confirmation, your redemption request will not be effective and we will not redeem your notes on the corresponding Redemption Date.

The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the notes at a premium or discount to their indicative value.  There can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Because of the timing requirements of the Redemption Notice and the Redemption Confirmation, settlement of the redemption will be prolonged when compared to a sale and settlement in the secondary market.  Because your request that we redeem your notes is irrevocable, this will subject you to loss if the level of the Index decreases after we receive your request.  Furthermore, our obligation to redeem the notes prior to maturity may be postponed upon the occurrence of a Market Disruption Event.

If you want to sell your notes but are unable to meet the minimum redemption requirements, you may sell your notes into the secondary market at any time, subject to the risks described below.  A trading market for the notes may not develop.  Also, the price you may receive for the notes in the secondary market may differ from, and may be significantly less than, the Redemption Amount.

You will not know the Redemption Amount at the time you elect to request that we redeem your notes.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your notes.  Your notice to us to redeem your notes is irrevocable and must be received by us no later than

2:00 p.m., New York City time, on the applicable Redemption Notice Date and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same day.  The Redemption Measurement Date is the Index Business Day following the applicable Redemption Notice Date.  You will not know the Redemption Amount until after the Redemption Measurement Date, and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Business Day following the applicable Redemption Measurement Date.  As a result, you will be exposed to market risk in the event the level of the Index fluctuates after we confirm the validity of your notice of election to exercise your right to have us redeem your notes, and prior to the relevant Redemption Date.

You have no partnership interests in any of the constituent issuers or rights to receive any securities.

Investing in the notes is not equivalent to investing in the Index constituents or any securities of the constituent issuers and it will not make you a holder of any partnership interest in any of the constituent issuers.  Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive distributions or any other rights with respect to the Index constituents.  The Cash Settlement Amount, the Call Settlement Amount, or Redemption Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any interests in the Index constituents.

Market disruptions may adversely affect your return.

The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents the Calculation Agent from determining the Index levels during the Final Measurement Period or the Call Measurement Period, or on the Redemption Measurement Date, as applicable, and prevents the Calculation Agent from calculating the amount that we are required to pay you, if any.  These events may include disruptions or suspensions of trading in the markets as a whole.  If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that the determination of the Index Closing Level will be postponed and your return will be adversely affected.  Moreover, if the final Averaging Date (as defined under “Specific Terms of the Notes — Market Disruption Events”) is postponed to the last possible day and the Index Closing Level is not available on that day if such day is not an Index Business Day, the Calculation Agent or one of its affiliates will determine the Index Closing Level on such last possible day.  See “Specific Terms of the Notes — Market Disruption Events” for more information.

Significant aspects of the tax treatment of the notes are uncertain and may be less favorable than a direct investment in the Index constituents.

The tax treatment of the notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.  Although the U.S. federal income tax treatment of any Coupon Amounts is uncertain, we intend to take the position that any such Coupon Amounts constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting.

Since the Index constituents are the type of financial assets described under Section 1260 of the Internal Revenue Code, while the matter is not entirely clear, there exists a substantial risk that an investment in the notes is a “constructive ownership transaction” to which Section 1260 of the Internal Revenue Code applies.  If Section 1260 of the Internal Revenue Code applies, all or a portion of any long-term capital gain recognized by a holder in respect of the notes will be recharacterized as ordinary income and certain interest charges may apply.  See the section entitled “U.S. Federal Income Tax Considerations—Potential Application of Section 1260 of the Internal Revenue Code” in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, the holder of an instrument such as the notes should be required to accrue ordinary income (in addition to any Coupon Amount) on a current basis.  The outcome of this process is uncertain and could apply on a retroactive basis.

In addition, an investment in the notes may have timing and character consequences that result in a holder owing more U.S. federal income tax than would have resulted if such holder had instead made a direct investment in the Index constituents.  In particular, the terms of the notes will require a U.S. holder to treat the Coupon Amount as ordinary income, notwithstanding the fact that an actual holder of the Index constituents may be allocated an amount of income that is less than the distributions it receives, and all or a portion of such allocations may be treated as long-term capital gain.  This could have the effect of requiring a holder of the notes to pay more U.S. federal income tax (and requiring payment of such tax at an earlier time) than a holder of a similar investment in the Index constituents.

Please read carefully the section entitled “Supplemental Tax Considerations” in this pricing supplement.  You should consult your tax advisor about your own tax situation.

A 30% U.S. federal withholding tax will be withheld on any Coupon Amounts paid to non-U.S. holders and certain additional adverse U.S. federal tax consequences may apply to non-U.S. holders that acquire the notes.

While the U.S. federal income tax treatment of the notes (including proper characterization of the Coupon Amounts for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of any Coupon Amounts (including, for the purposes of this discussion, any Adjusted Coupon Amounts and/or Stub Reference Distribution Amounts) paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI).  We will not pay any additional amounts in respect of such withholding.

In addition, if we issue additional notes on or after January 1, 2017, we intend to treat all non-U.S. holders as being subject to withholding on “dividend equivalent” payments made on the notes. We expect that the Coupon Amounts will be in excess of any potential “dividend equivalent” payments on the notes. Therefore, we do not expect the notes to require, and we do not intend to withhold, additional withholding tax on account of any “dividend equivalent” payments. However, although unlikely, the potential exists for “dividend equivalent” payments on the notes to exceed the Coupon Amounts paid. If that were the case, a non-U.S. holder of the notes may be liable for additional U.S. federal income tax equal to 30% of the difference between the Coupon Amount and the “dividend equivalent” payment.

Additionally, the notes could be treated as “United States real property interests” under Section 897 of the Internal Revenue Code.  If the notes were so treated, certain adverse U.S. federal income tax consequences may apply to a non-U.S. holder upon the sale, repurchase or maturity of the notes (including treatment of any gain recognized in respect of the notes as income effectively connected with the conduct of a U.S. trade or business and the imposition of a 15% U.S. withholding tax on gross proceeds).

Please read carefully the section entitled “Supplemental Tax Considerations – Non-U.S. Holders” in this pricing supplement.  You should consult your tax advisor about your own tax situation.

Risks Relating to Liquidity and the Secondary Market

The intraday indicative value and the Indicative Note Value are not the same as the closing price or any other trading price of the notes in the secondary market.

The Indicative Note Value as of any time during an Index Business Day reflects the product of the Indicative Note Value for the preceding Index Business Day and the Index Factor as of that Index Business Day, minus the Investor Fee for that Index Business Day, without any adjustments to reflect any Accrued Tracking Fee, Coupon Amount and/or Adjusted Coupon Amount as of that time.  The intraday indicative value at a given time reflects the product of the Indicative Note Value and the Index Factor (calculated using the intraday Index level at the time of determination instead of the Index Closing Level from the previous Index Business Day) as of that time, with adjustments to reflect any Accrued Tracking Fee, Coupon Amount and Adjusted Coupon Amount, if any, as of that time using the intraday Index value.  See “Intraday Value of the Index and the Notes — Intraday Indicative Note Values.”

The trading price of the notes at any time is the price at which you may be able to sell your notes in the secondary market at such time, if one exists.  The trading price of the notes at any time may vary significantly from the intraday indicative value of the notes at such time.  Paying a premium purchase price over the intraday indicative value of the notes could lead to significant losses in the event the investor sells such notes at a time when such premium is no longer present in the market place or the notes are called, in which case investors will receive a cash payment based on the Index Closing Levels of such notes during the Call Measurement Period.  See “— There is no assurance that your notes will be listed or continue to be listed on a securities exchange, and they may not have an active trading market” below.  We may, without providing you notice or obtaining your consent, create and issue notes in addition to those offered by this pricing supplement having the same terms and conditions as the notes.  However, we are under no obligation to sell additional notes at any time, and we may suspend issuance of new notes at any time and for any reason without providing you notice or obtaining your consent.  If we limit, restrict or stop sales of additional notes, or if we subsequently resume sales of such additional notes, the price and liquidity of the notes could be materially and adversely affected, including an increase or decline in the premium purchase price of the notes over the intraday indicative value of the notes.  Before trading in the secondary market, you should compare the intraday indicative value with the then-prevailing trading price of the notes.
Publication of the intraday indicative value may be delayed, particularly if the publication of the intraday Index value is delayed.  See “Intraday Value of the Index and the Notes—Intraday Indicative Note Values.”

There is no assurance that your notes will be listed or continue to be listed on a securities exchange, and they may not have an active trading market.

The notes have been listed on the Nasdaq Global Market under the ticker symbol “BMLP,” subject to official notice of issuance.  No assurance can be given as to the continued listing of the notes for their term or of the liquidity or trading market for those notes.  No assurance can be given as to the continued listing for the term of the notes or of the liquidity or trading market for the notes.  There can be no assurance that a secondary market for the notes will be maintained.  We are not required to maintain any listing of the notes any securities exchange.

If the notes are delisted, the notes will no longer trade on a national securities exchange.  Trading in delisted notes, if any, would be on an over-the-counter basis.  If the notes are removed from their primary source of liquidity, it is possible that holders may not be able to trade their notes at all.  We cannot predict with certainty what effect, if any, a delisting would have on the trading price of the notes.  If a holder had paid a premium over the intraday indicative value of the notes and wanted to sell the notes at a time when that premium has declined or is no longer present, the investor may suffer significant losses and possible be unable to sell the notes in the secondary market.

The notes could be delisted by the Nasdaq Global Market in the event that there is a material change in the Index that causes the Index to no longer meet the Nasdaq Global Market’s listing requirements.  See “Specific Terms of the Notes—Discontinuation of or Adjustments to the Index; Alteration of Method of Calculation.”

The liquidity of the market for the notes may vary materially over time, and may be limited if you do not hold at least 50,000 notes.

As stated on the cover of this pricing supplement, we sold a portion of the notes following the Initial Trade Date, and the remainder of the notes may be offered and sold from time to time, through BMOCM, our affiliate, as agent, to investors and dealers acting as principals. Certain affiliates of BMOCM may engage in limited purchase and resale transactions in the notes, although they are not required to do so.  Also, the number of notes outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the notes or due to our or our affiliates’ purchases of notes in the secondary market.  Accordingly, the liquidity of the market for the notes could vary materially over the term of the notes.  There may not be sufficient liquidity to enable you to sell your notes readily and you may suffer substantial losses and/or sell your notes at prices substantially less than their intraday indicative value or Indicative Note Value, including being unable to sell them at all or only for a minimal price in the secondary market.  You may elect to require us to redeem your notes, but such redemption is subject to the restrictive conditions and procedures described in this pricing supplement, including the condition that you must request that we redeem a minimum of 50,000 notes on any Redemption Date.

We may sell additional notes at different prices but we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict such sales, and we may stop selling additional notes at any time.

In our sole discretion, we may decide to issue and sell additional notes from time to time at a price that is higher or lower than the stated principal amount, based on the indicative value of the notes at that time.  The price of the notes in any subsequent sale may differ substantially (higher or lower) from the issue price paid in connection with any other issuance of such notes.  Additionally, any notes held by us or an affiliate in inventory may be resold at prevailing market prices.  However, we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict such sales, and we may stop selling additional notes at any time.  If we start selling additional notes, we may stop selling additional notes for any reason, which could materially and adversely affect the price and liquidity of such notes in the secondary market.

The value of the notes in the secondary market may be influenced by many unpredictable factors.

The market value of your notes may fluctuate between the date you purchase them and the relevant date of determination.  You may also sustain a significant loss if you sell your notes in the secondary market.  Several factors, many of which are beyond our control, will influence the market value of the notes.  We expect that, generally, the Index level on any day will affect the value of the notes more than any other single factor.  The value of the notes may be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the Index and the prices of the Index constituents;
•	the time to maturity of the notes;
•	the market price and expected distributions on the Index constituents;
•	interest and yield rates in the market generally;
•
supply and demand for the notes, including, but not limited to, inventory positions with BMOCM or any market maker or other person or entity who is trading the notes (supply and demand for the notes will be affected by the total issuance of notes, and we are under no obligation to issue additional notes to increase the supply);

•	the amount of the Accrued Tracking Fee on the relevant date of determination;
•	the Index constituents and changes to those Index constituents over time;
•	whether the notes have been delisted from the Nasdaq Global Market;
•	economic, financial, political, regulatory, judicial, military and other events that affect the Index constituents or that affect markets generally and which may affect the Index Level; and
•	our actual or perceived creditworthiness.

Some or all of these factors will influence the price you will receive if you choose to sell your notes prior to maturity.  The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Risks Relating to Conflicts of Interest and Hedging

Our offering of the notes does not constitute an expression of our view about, or a recommendation of, the Index or any of the Index constituents.

You should not take our offering of the notes as an expression of our views about how the Index or any of the Index constituents will perform in the future or as a recommendation to invest (directly or indirectly, by taking a long or short position) in the Index or any of the Index constituents, including through an investment in the notes.  As a global financial institution, we and our affiliates may, and often do, have positions (long, short or both) in the Index or one or more of the Index constituents that conflict with an investment in the notes.  See “— We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities” below and “Use of Proceeds and Hedging” in this pricing supplement for some examples of potential conflicting positions we may have.  You should undertake an independent determination of whether an investment in the notes is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

We are not currently affiliated with any constituent issuer or the Index Sponsor.  However, we or our affiliates may currently or from time to time in the future engage in business with an constituent issuer or the Index Sponsor.  Nevertheless, neither we nor any of our affiliates independently verified the accuracy or the completeness of any information about the Index Sponsor or any of the constituent issuers disclosed by the Index Sponsor, the Index Calculation Agent or the constituent issuers.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities.

In anticipation of the sale of the notes, we expect to hedge our obligations under the notes through certain affiliates or unaffiliated counterparties by taking positions in instruments the value of which is derived from the Index or one or more Index constituents.  We may also adjust our hedge by, among other things, purchasing or selling instruments the value of which is derived from the Index or one or more Index constituents at any time and from time to time, and close out or unwind our hedge by selling any of the foregoing at any time and from time to time.  We cannot give you any assurances that our hedging will not negatively affect the level of the Index or the performance of the notes.  See “Use of Proceeds and Hedging” below for additional information about our hedging activities.

These hedging activities may present a conflict of interest between your interest as a holder of the notes and the interests our affiliates have in executing, maintaining and adjusting hedge transactions.  These hedging activities could also affect the price at which BMOCM is willing to purchase your notes in the secondary market.

Our hedging counterparties expect to make a profit.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.

It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

Bank of Montreal or its affiliates may also engage in trading in the Index constituents and other investments relating to the Index constituents, the constituent issuers or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions.  Any of these activities could adversely affect the market price of the Index constituents and the Index level and, therefore, the market value of the notes.  Bank of Montreal or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any constituent issuers, the Index constituents or the Index.  By introducing competing products into the market place in this manner, Bank of Montreal or its affiliates could adversely affect the market value of the notes.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our business activities.

We or our affiliates may currently or from time to time engage in business with MLPs which are included in the Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services.  In the course of this business, we or our affiliates may acquire non-public information about the MLPs, and we will not disclose any such information to you.  Any prospective purchaser of notes should undertake an independent investigation of each MLP which is included in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of other securities or financial instruments with returns linked or related to changes in the Index level or the Index constituents.  To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes.  By introducing competing products into the market place in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

BMOCM and its affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the notes, and may do so in the future.  Any such research, opinions or recommendations could affect the value of the Index and of each of the Index constituents, and therefore the market value of the notes.

BMOCM and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  BMOCM and its affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the notes.  Any research, opinions or recommendations expressed by BMOCM or its affiliates may not be consistent with each other and may be modified from time to time without notice.  Investors should make their own independent investigation of the merits of investing in the notes, the Index, the constituent issuers and the Index constituents.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes due to BMOCM’s role as Calculation Agent.

BMOCM, one of our affiliates, will act as the Calculation Agent.  The Calculation Agent will make all determinations relating to the notes, including the Index Closing Level, the Index Factor, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Coupon Ex-Dates, the Coupon Record Dates, and the Redemption Amount, if any, that we will pay you upon early redemption, if applicable.  The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index.  In performing these duties, BMOCM may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where BMOCM, as the Calculation Agent, is entitled to exercise discretion.

Risks Relating to the Index

Dorsey Wright Associates (“DWA” or the “Index Sponsor”) and the Index Calculation Agent may adjust the Index in a way that may affect its level, and neither the Index Sponsor nor Index Calculation Agent has any obligation to consider your interests.

Nasdaq, as the Index Calculation Agent, is responsible for calculating and maintaining the Index in consultation with the Index Sponsor.  The Index Sponsor and the Index Calculation Agent can add, delete or substitute the Index constituents or make other methodological changes that could change the Index level.  You should realize that the changing of Index constituents may affect the Index, as a newly added equity security may perform significantly better or worse than the Index constituent or constituents it replaces.  Additionally, the Index Calculation Agent may alter, discontinue or suspend calculation or dissemination of the Index.  Any of these actions could adversely affect the value of the notes.  Neither the Index Sponsor nor the Index Calculation Agent has any obligation to consider your interests in calculating or revising the Index.  See “The Index.”

We and our affiliates have no affiliation with the Index Sponsor or the Index Calculation Agent and are not responsible for any of their public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements discussed under “The Index — License Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index.  If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the notes and the payment at maturity, call or upon early redemption.  The Calculation Agent may designate a successor index in its sole discretion.  If the Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity, call or upon early redemption will be determined by the Calculation Agent in its sole discretion.  See “Specific Terms of the Notes — Market Disruption Events” and “— Calculation Agent.”  The Index Sponsor is not involved in the offer of the notes in any way and has no obligation to consider your interest as an owner of the notes in taking any actions that might affect the market value of your notes.

Neither the Index Calculation Agent nor the Index Sponsor is involved in the offering of the notes in any way and neither of them have any obligation of any sort with respect to your notes.  We are not affiliated with the Index Calculation Agent and it does not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of the notes.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification.  Neither we nor any of our affiliates have undertaken any independent review of the publicly available information about the Index Sponsor or the Index contained in this pricing supplement.  You, as an investor in the notes, should make your own independent investigation into the Index Sponsor and the Index.

The Index Calculation Agent may, in its sole discretion, discontinue the public disclosure of the intraday Index value and the end-of-day closing value of the Index.

The Index Calculation Agent is not under any obligation to continue to calculate the intraday Index value and end-of-day official closing value of the Index, or to calculate similar values for any successor index.  If the Index Calculation Agent discontinues such public disclosure, we may not be able to provide the intraday indicative values related to the Index or the intraday indicative value of the notes.

An Index constituent may be replaced upon the occurrence of certain adverse events.

An exchange may delist an Index constituent.  Procedures have been established by the Index Sponsor to address such an event.  Because there are only 15 Index constituents, there can be no assurance that the replacement or delisting of the Index constituents, or any other force majeure event, will not have an adverse or distortive effect on the Index level or the manner in which it is calculated and, therefore, may have any adverse impact on the value of the notes.  An Index constituent may also be removed from the Index, as described under “The Index — Index Maintenance.”

The Index is based on a proprietary ranking methodology, which may not rank the constituent issuers in the same manner as would other index providers or market participants.

The Dorsey Wright Relative Strength Ranking Methodology, which is summarized in “The Index,” is a proprietary methodology that seeks to rank the constituent issuers by “relative strength,” based on the trading price of the Index constituents, as measured over time.  Other index providers or market participants may not agree with that method, or view it as the best way to rank MLPs.  Consequently, at any point in time, the Index constituents may not align with an investor’s expectation of which MLPs should be included in the Index.  This methodology selects the Index constituents solely through a review of their stock prices, as described in more detail below.  Factors such as earnings performance and many other types of information that securities analysts and market professionals often use to make investment decisions are not used in the construction of the Index.  The methodology may not be successful, and the level of the Index may decrease over the term of the notes, even if the prices of securities of issuers in the relevant industry generally increase.

The historical performance of the Index is not an indication of its future performance.

The historical performance of the Index should not be taken as an indication of its future performance.  While the trading prices of the Index constituents will determine the Index level, it is impossible to predict whether the Index level will fall or rise.  Trading prices of the Index constituents will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, tax, political and other factors that can affect the capital markets generally and the equity trading markets on which the Index constituents are traded, and by various circumstances that can influence the levels of the Index constituents.

The Index has limited actual historical information.

The Index was created in May 2015.  Because the Index is of recent origin and limited actual historical performance data exists with respect to it, your investment in the notes may involve a greater risk than investing in securities linked to one or more indices with a more established record of performance.

We are not currently affiliated with any of the constituent issuers.

We are not currently affiliated with any of the constituent issuers.  As a result, we have no ability, nor expect to have the ability in the future, to control the actions of such constituent issuers, including actions that could affect the value of the Index constituents or the value of your notes, and we are not responsible for any disclosure made by any other company.  None of the money you pay us will go to any of the constituent issuers represented in the Index and none of the constituent issuers will be involved in the offering of the notes in any way.  The constituent issuers will not have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

In the event we become affiliated with any of the constituent issuers, we will have no obligation to consider your interests as a holder of the notes in taking any action with respect to such constituent issuer that might affect the value of your notes.

The constituent issuers are concentrated in the oil and gas industries.

As of the date of this pricing supplement, the constituent issuers are companies whose primary lines of business are directly associated with the oil and gas sector.  The constituent issuers in the oil and gas industries are significantly affected by a number of factors including:

•	worldwide and domestic supplies of, and demand for, crude oil, natural gas, natural gas liquids, hydrocarbon products and refined products;
•	regulatory changes affecting pipeline fees and other regulatory fees in the energy sector;
•	changes in the relative prices of competing energy products;
•	the impact of environmental laws and regulations and technological changes affecting the cost of producing and processing, and the demand for, energy products;
•	decreased supply of hydrocarbon products available to be processed due to fewer discoveries of new hydrocarbon reserves, short- or long-term supply disruptions or otherwise;
•	risks of regulatory actions and/or litigation, including as a result of leaks, explosions or other accidents relating to energy products;
•	changes in tax or other laws affecting master limited partnerships generally;
•	uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and
•	general economic and geopolitical conditions in the United States and worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil and gas industries generally or regionally and could cause the value of some or all of the Index constituents to decline during the term of the notes.

Oil and gas MLP market risks may affect the trading value of the notes and the amount you will receive at maturity.

We expect that the Index level will fluctuate in accordance with changes in the financial condition of the constituent issuers and certain other factors.  The financial condition of the constituent issuers may become impaired or the general condition of the oil and gas MLP market may deteriorate, either of which may cause a decrease in the Index level and thus in the value of the notes.  The notes are susceptible to general market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the constituent issuers change.  Investor perceptions of the constituent issuers are based on various and unpredictable factors, including expectations regarding government, economic, monetary, tax and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, military and banking crises.  The level of the Index is expected to fluctuate until the Maturity Date.

HYPOTHETICAL EXAMPLES

Hypothetical Coupon Amount Calculation

The following table illustrates the hypothetical Coupon Amount payable on each quarterly Coupon Payment Date over a hypothetical period of five quarters.  Each of the hypothetical Coupon Amounts set forth below is for illustrative purposes only and may not be the actual Coupon Amount payable to a purchaser of the notes on any Coupon Payment Date.  The actual Coupon Amount payable on any Coupon Payment Date will be determined by reference to the Reference Distribution Amount calculated as of the corresponding Coupon Valuation Date and the Accrued Tracking Fee (including any Tracking Fee Shortfall) calculated as of the corresponding Coupon Valuation Date, and may be substantially different from any amounts set forth below.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Quarter	Indicative Note Value	Reference Distribution Amount as of the applicable Coupon Valuation Date	Accrued Tracking Fee (excluding Tracking Fee Shortfall accrued from Previous Quarter) as of the applicable Coupon Valuation Date*	Accrued Tracking Fee (including Tracking Fee Shortfall accrued from Previous Quarter) as of the applicable Coupon Valuation Date*	Coupon Amount	Tracking Fee Shortfall for the Following Quarter

Quarter 1	$50.00	$0.420	$0.1063	$0.1063	$0.3138	$0.0000

Quarter 2	$53.00	$0.0120	$0.1126	$0.1126	$0.0000	$0.1006

Quarter 3	$56.50	$0.5000	$0.1201	$0.2207	$0.2793	$0.0000

Quarter 4	$47.25	$0.2850	$0.1004	$0.1004	$0.1846	$0.0000

Quarter 5	$45.45	$0.0000	$0.0966	$0.0966	$0.0000	$0.0966

* Assuming that the total number of calendar days in each quarter is 90.

For additional information and key terms related to the Coupon Amount, please see “Specific Terms of the Notes — Coupon Payment.”

Hypothetical Payment at Maturity or Call, or upon Early Redemption

The following examples illustrate how the notes would perform at maturity or call, or upon early redemption, in hypothetical circumstances.  We have included examples in which the Index level increases at a constant rate of 1% per year through maturity (Example 1), as well as examples in which the Index level decreases at a constant rate of 1% per year through maturity (Example 2).  In addition, Example 3 shows the Index level increasing by 1% per year for the first 10 years and then decreasing by 1% per year for the next 10 years, whereas Example 4 shows the reverse scenario of the Index level decreasing by 1% per year for the first 10 years, and then increasing by 1% per year for the next 10 years.  For ease of analysis and presentation, the following examples assume that the term of the notes is 20 years, no Coupon Amount was paid during the term of the notes, the Reference Distribution Amount for each applicable period is zero, no Stub Reference Distribution Amount will be paid at maturity or call and no Adjusted Coupon Amount will be paid upon call or early redemption.  These examples highlight the impact of the Accrued Tracking Fee on the payment at maturity or call, or upon early redemption, under different circumstances.  Because the Accrued Tracking Fee takes into account the performance of the Index, the absolute level of the Accrued Tracking Fee is dependent on the path taken by the Index level to arrive at its ending level.  The figures in these examples have been rounded for convenience.  The Cash Settlement Amount figures for year 20 are as of the hypothetical Calculation Date, and given the indicated assumptions, a holder will receive a payment at maturity or call, or upon early redemption, in the indicated amount, according to the indicated formula.

Example 1:  The Index level increases at a constant rate of 1% per year through maturity.

Assumptions
Investor Fee	0.85% per annum
Days	360
Principal Amount	$50.00
Initial Index Level	870.00
Annual Index Return	7.52%
Cumulative Index Return	326.37%

Year	Index Level	Index Total Return Percentage	Average Yearly Index Factor	Yearly Investor Fee	Cumulative Investor Fee	Indicative Note Value
A	B	C	D	E	F	G
		B/Initial Index Level	(1+Index Return)	Indicative Value Investor Fee	Total of E

0	870.000	100.00%		$0.0000	$0.000	$50.00
1	935.424	107.52%	1.0752	$0.4250	$0.425	$53.34
2	1,005.768	115.61%	1.0752	$0.4533	$0.878	$56.89
3	1,081.402	124.30%	1.0752	$0.4836	$1.362	$60.69
4	1,162.723	133.65%	1.0752	$0.5158	$1.878	$64.74
5	1,250.160	143.70%	1.0752	$0.5502	$2.428	$69.05
6	1,344.172	154.50%	1.0752	$0.5869	$3.015	$73.66
7	1,445.254	166.12%	1.0752	$0.6261	$3.641	$78.57
8	1,553.937	178.61%	1.0752	$0.6679	$4.309	$83.81
9	1,670.793	192.05%	1.0752	$0.7124	$5.021	$89.40
10	1,796.436	206.49%	1.0752	$0.7599	$5.781	$95.37
11	1,931.528	222.01%	1.0752	$0.8106	$6.592	$101.73
12	2,076.779	238.71%	1.0752	$0.8647	$7.457	$108.51
13	2,232.953	256.66%	1.0752	$0.9224	$8.379	$115.75
14	2,400.871	275.96%	1.0752	$0.9839	$9.363	$123.47
15	2,581.417	296.71%	1.0752	$1.0495	$10.412	$131.71
16	2,775.539	319.03%	1.0752	$1.1195	$11.532	$140.49
17	2,984.260	343.02%	1.0752	$1.1942	$12.726	$149.86
18	3,208.676	368.81%	1.0752	$1.2738	$14.000	$159.86
19	3,449.968	396.55%	1.0752	$1.3588	$15.359	$170.52
20	3,709.406	426.37%	1.0752	$1.4494	$16.808	$181.89

Annualized Index Return          7.52%
Annual Note Total Return         6.67%

Example 2:  The Index level decreases at a constant rate of 1% per year through maturity.

Assumptions
Investor Fee	0.85% per annum
Days	360
Principal Amount	$50.00
Initial Index Level	870.00
Annual Index Return	-2.57%
Cumulative Index Return	-40.59%

Year	Index Level	Index Total Return Percentage	Average Yearly Index Factor	Yearly Investor Fee	Cumulative Investor Fee	Indicative Note Value
A	B	C	D	E	F	G
		B/Initial Index Level	(1+Index Return)	Indicative Value Investor Fee	Total of E

0	870.000	100.00%		$0.0000	$0.000	$50.00
1	847.641	97.43%	0.9743	$0.4250	$0.425	$48.29
2	825.857	94.93%	0.9743	$0.4105	$0.835	$46.64
3	804.632	92.49%	0.9743	$0.3964	$1.232	$45.04
4	783.953	90.11%	0.9743	$0.3829	$1.615	$43.50
5	763.805	87.79%	0.9743	$0.3698	$1.985	$42.02
6	744.176	85.54%	0.9743	$0.3571	$2.342	$40.58
7	725.050	83.34%	0.9743	$0.3449	$2.687	$39.19
8	706.417	81.20%	0.9743	$0.3331	$3.020	$37.85
9	688.262	79.11%	0.9743	$0.3217	$3.341	$36.56
10	670.573	77.08%	0.9743	$0.3107	$3.652	$35.31
11	653.340	75.10%	0.9743	$0.3001	$3.952	$34.10
12	636.549	73.17%	0.9743	$0.2898	$4.242	$32.93
13	620.189	71.29%	0.9743	$0.2799	$4.522	$31.81
14	604.251	69.45%	0.9743	$0.2703	$4.792	$30.72
15	588.721	67.67%	0.9743	$0.2611	$5.053	$29.67
16	573.591	65.93%	0.9743	$0.2522	$5.306	$28.65
17	558.850	64.24%	0.9743	$0.2435	$5.549	$27.67
18	544.487	62.58%	0.9743	$0.2352	$5.784	$26.73
19	530.494	60.98%	0.9743	$0.2272	$6.012	$25.81
20	516.860	59.41%	0.9743	$0.2194	$6.231	$24.93

Annualized Index Return          -2.57%
Annual Note Total Return         -3.42%

Example 3:  The Index level increases by 1% per year for the first 15 years, then decreases by 1% per year for the next 15 years.

Assumptions
Investor Fee	0.85% per annum
Days	360
Principal Amount	$50.00
Initial Index Level	870.00
Annual Index Return (Net)	0.35%
Annual Index Return (0-15)	6.00%
Annual Index Return (16-30)	-5.00%
Cumulative Index Return	7.22%

Year	Index Level	Index Total Return Percentage	Average Yearly Index Factor	Yearly Investor Fee	Cumulative Investor Fee	Indicative Note Value
A	B	C	D	E	F	G
		B/Initial Index Level	(1+Index Return)	Indicative Value Investor Fee	Total of E

0	870.000	100.00%		$0.0000	$0.000	$50.00
1	922.200	106.00%	1.0600	$0.4250	$0.425	$52.58
2	977.532	112.36%	1.0600	$0.4469	$0.872	$55.28
3	1,036.184	119.10%	1.0600	$0.4699	$1.342	$58.13
4	1,098.355	126.25%	1.0600	$0.4941	$1.836	$61.12
5	1,164.256	133.82%	1.0600	$0.5195	$2.355	$64.27
6	1,234.112	141.85%	1.0600	$0.5463	$2.902	$67.58
7	1,308.158	150.36%	1.0600	$0.5744	$3.476	$71.06
8	1,386.648	159.38%	1.0600	$0.6040	$4.080	$74.72
9	1,469.847	168.95%	1.0600	$0.6351	$4.715	$78.57
10	1,558.037	179.08%	1.0600	$0.6678	$5.383	$82.62
11	1,480.136	170.13%	0.9500	$0.7022	$6.085	$77.78
12	1,406.129	161.62%	0.9500	$0.6612	$6.747	$73.23
13	1,335.822	153.54%	0.9500	$0.6225	$7.369	$68.95
14	1,269.031	145.87%	0.9500	$0.5861	$7.955	$64.91
15	1,205.580	138.57%	0.9500	$0.5518	$8.507	$61.12
16	1,145.301	131.64%	0.9500	$0.5195	$9.026	$57.54
17	1,088.036	125.06%	0.9500	$0.4891	$9.515	$54.18
18	1,033.634	118.81%	0.9500	$0.4605	$9.976	$51.01
19	981.952	112.87%	0.9500	$0.4336	$10.410	$48.02
20	932.855	107.22%	0.9500	$0.4082	$10.818	$45.21

Annualized Index Return           0.35%
Annual Note Total Return        -0.50%

Example 4:  The Index level decreases by 1% per year for the first 15 years, then increases by 1% per year for the next 15 years.

Assumptions
Investor Fee	0.85% per annum
Days	360
Principal Amount	$50.00
Initial Index Level	870.00
Annual Index Return (Net)	-0.65%
Annual Index Return (0-15)	-6.00%
Annual Index Return (16-30)	5.00%
Cumulative Index Return	-12.27%

Year	Index Level	Index Total Return Percentage	Average Yearly Index Factor	Yearly Investor Fee	Cumulative Investor Fee	Indicative Note Value
A	B	C	D	E	F	G
		B/Initial Index Level	(1+Index Return)	Indicative Value Investor Fee	Total of E

0	870.000	100.00%		$0.0000	$0.000	$50.00
1	817.800	94.00%	0.9400	$0.4250	$0.425	$46.58
2	768.732	88.36%	0.9400	$0.3959	$0.821	$43.38
3	722.608	83.06%	0.9400	$0.3688	$1.190	$40.41
4	679.252	78.07%	0.9400	$0.3435	$1.533	$37.64
5	638.496	73.39%	0.9400	$0.3200	$1.853	$35.07
6	600.187	68.99%	0.9400	$0.2981	$2.151	$32.66
7	564.176	64.85%	0.9400	$0.2776	$2.429	$30.43
8	530.325	60.96%	0.9400	$0.2586	$2.687	$28.34
9	498.505	57.30%	0.9400	$0.2409	$2.928	$26.40
10	468.595	53.86%	0.9400	$0.2244	$3.153	$24.59
11	492.025	56.55%	1.0500	$0.2090	$3.362	$25.61
12	516.626	59.38%	1.0500	$0.2177	$3.580	$26.68
13	542.457	62.35%	1.0500	$0.2267	$3.806	$27.78
14	569.580	65.47%	1.0500	$0.2362	$4.042	$28.94
15	598.059	68.74%	1.0500	$0.2460	$4.288	$30.14
16	627.962	72.18%	1.0500	$0.2562	$4.545	$31.39
17	659.360	75.79%	1.0500	$0.2668	$4.811	$32.69
18	692.328	79.58%	1.0500	$0.2779	$5.089	$34.05
19	726.945	83.56%	1.0500	$0.2894	$5.379	$35.46
20	763.292	87.73%	1.0500	$0.3014	$5.680	$36.93

Annualized Index Return          -0.65%
Annual Note Total Return        -1.50%

Hypothetical Examples

You may receive Coupon Amounts during the term of the notes, a Stub Reference Distribution Amount at maturity or call, or an Adjusted Coupon Amount upon call or early redemption.  The hypothetical returns displayed in all of the examples above do not reflect any Coupon Amounts you may be entitled to receive during the term of the notes, any Stub Reference Distribution Amount you may be entitled to receive at maturity or call, or any Adjusted Coupon Amount you may be entitled to receive upon call or early redemption.  If any Coupon Amounts are paid during the term of the notes, any Stub Reference Distribution Amount is paid upon maturity or call, or any Adjusted Coupon Amount is payable upon call or early redemption, the hypothetical Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts displayed above would have been higher (as a portion of the Accrued Tracking Fee would have been offset in calculating the Coupon Amounts or Adjusted Coupon Amount and/or the Cash Settlement Amounts or Call Settlement Amounts would have been increased by the Stub Reference Distribution Amount).

We cannot predict the actual Index level on any Index Business Day or the market value of your notes, nor can we predict the relationship between the Index level and the market value of your notes at any time prior to the Maturity Date.  The actual amount that a holder of the notes will receive at maturity or call, or upon early redemption, as the case may be, and the rate of return on the notes will depend on the actual Index Closing Levels during the Final Measurement Period or Call Measurement Period, or the Index Closing Level on a Redemption Measurement Date, as applicable, the Accrued Tracking Fee and any Redemption Fee Amount and whether any Coupon Amount is paid during the term of the notes, any Stub Reference Distribution Amount is payable at maturity or call or any Adjusted Coupon Amount is payable upon call or early redemption.  Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes.  Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the Maturity Date, Call Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.  The hypothetical examples above are provided for purposes of information only.

The hypothetical examples are not indicative of the future performance of the Index on any Index Business Day, the Index Closing Levels during the Final Measurement Period or Call Measurement Period, or the Index Closing Level on a Redemption Measurement Date, as applicable, or what the value of your notes may be.  Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the notes.  The information shown above is for illustrative purposes only and does not represent the actual future performance of the notes.

SPECIFIC TERMS OF THE NOTES

In this section, references to “holders” mean those who own the notes registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the notes registered in street name or in the notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary.  Owners of beneficial interests in the notes should read the section entitled “Description of Debt Securities We May Offer — Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of debt securities entitled “Senior Medium-Term Notes, Series C” that we may issue from time to time under the indenture more particularly described in the accompanying prospectus supplement.  This pricing supplement summarizes specific financial and other terms that apply to the notes.  Terms that apply generally to all Senior Medium-Term Notes, Series C are described in “Description of the Notes We May Offer” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer” in the accompanying prospectus.  The terms described in this pricing supplement supplement those described in the accompanying prospectus supplement and prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The notes are issued under our senior indenture dated as of January 25, 2010 between us and Wells Fargo Bank, National Association, as trustee.

Please note that the information about the price to the public and the net proceeds to Bank of Montreal on the front cover of this prospectus supplement relates only to the initial sale of the notes.  If you have purchased the notes in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We or our affiliates may, at any time and from time to time, purchase outstanding notes in the open market, by private agreement or in other transactions.

Coupon Payment

For each note you hold on the applicable Coupon Record Date, you will receive on each Coupon Payment Date an amount in cash equal to the excess, if any, of the Reference Distribution Amount less the Accrued Tracking Fee, each calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”).

To the extent the Reference Distribution Amount on any Coupon Valuation Date is less than the Accrued Tracking Fee on that Coupon Valuation Date, there will be no Coupon Amount payment made on that Coupon Payment Date, and an amount equal to the difference between the Accrued Tracking Fee and the Reference Distribution Amount (the “Tracking Fee Shortfall”) will be included in the Accrued Tracking Fee for the next Coupon Valuation Date.  This process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date.  The final Coupon Amount will be included in the Cash Settlement Amount.

The “Coupon Payment Date” means the 15th Index Business Day following each Coupon Valuation Date, provided that the final Coupon Payment Date will be the Maturity Date, subject to adjustment as described herein.  The first Coupon Payment Date will be April 5, 2017.

The “Coupon Record Date” means the ninth Index Business Day following each Coupon Valuation Date.

The “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Exchange Business Day on which the notes trade without the right to receive that Coupon Amount.  Under current Nasdaq practice, the Coupon Ex-Date will generally be the second Exchange Business Day prior to the applicable Coupon Record Date.

The “Coupon Valuation Date” means the 15th of March, June, September and December of each calendar year during the term of the notes or if that date is not an Index Business Day, then the first Index Business Day following that date.  However, the final Coupon Valuation Date will be the Calculation Date, subject to adjustment as described herein.  The first Coupon Valuation Date will be March 15, 2017.

The “Reference Distribution Amount” means (i) as of the first Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the Initial Issue Date to and including the first Coupon Valuation Date; and (ii) as of any other Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date.

Notwithstanding the foregoing, with respect to cash distributions for an Index constituent that is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index constituent fails to pay the distribution to holders of such Index constituent by the scheduled payment date for such distribution, such distribution will be deemed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

The “Reference Holder” is, as of any date of determination, a hypothetical holder of a number of units of each Index constituent equal to (i) the published unit weighting of that Index constituent as of that date, divided by (ii) the product of (a) the Index Divisor as of that date and (b) the Initial Index Level divided by 50.

The “Index Divisor,” as of any date of determination, is the divisor used by the Index Calculation Agent to calculate the level of the Index, as further described under “The Index — Calculation of the Index — Divisor Adjustments” herein.

“Record date” means, with respect to a distribution on an Index constituent, the date on which a holder of the Index constituent must be registered as a unitholder of such Index constituent in order to be entitled to receive such distribution.

“Ex-dividend date” means, with respect to a distribution on an Index constituent, the first Index Business Day on which transactions in such Index constituent trade on the applicable Primary Exchange without the right to receive such distribution.

The “Accrued Tracking Fee” is:

(1)
with respect to the first Coupon Valuation Date, an amount equal to the sum of the Investor Fees for each Index Business Day from and excluding the Initial Issue Date to and including the first Coupon Valuation Date; and

(2)
with respect to any Coupon Valuation Date after the first Coupon Valuation Date, an amount equal to (a) the sum of the Investor Fees for each Index Business Day from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date plus (b) the Tracking Fee Shortfall, if any, as of the immediately preceding Coupon Valuation Date.

If there is a Tracking Fee Shortfall on the last Coupon Valuation Date, it will be taken into account in determining the Cash Settlement Amount, as described below.

Cash Settlement Amount at Maturity

The “Maturity Date” will be the third Index Business Day following the last Index Business Day in the Final Measurement Period, which is scheduled to be December 10, 2036, unless that day is not an Index Business Day, in which case the Maturity Date will be the following Index Business Day, subject to adjustment as described below under “— Market Disruption Events.”

For each note, unless earlier called or redeemed, you will receive at maturity a cash payment equal to (a) the product of (i) the Indicative Note Value as of the close of the Index Business Day immediately preceding the Calculation Date multiplied by (ii) the Index Factor for the last Index Business Day in the Final Measurement Period minus (b) the Investor Fee for such last Index Business Day plus (c) the final Coupon Amount minus (d) the Accrued Tracking Fee as of such last Index Business Day, plus (d) the Stub Reference Distribution Amount as of such last Index Business Day, if any.  We refer to this cash payment as the “Cash Settlement Amount.”  This amount will not be less than zero.

The “Principal Amount” of each note is $50.

You may lose some or all of your investment at maturity.  Because the Accrued Tracking Fee (including any Tracking Fee Shortfall) reduces your final payment, the level of the Index will need to have increased over the term of the notes in an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts and any Stub Reference Distribution Amount, in order for you to receive an aggregate amount over the term of the notes equal to at least the principal amount of your notes.  If the increase in the level of the Index, as measured during the Final Measurement Period, is insufficient to offset the cumulative negative effect of the Accrued Tracking Fee, you will lose some or all of your investment at maturity.

The Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period is an amount equal to (a) the sum of the Investor Fees for each Index Business Day from and excluding the Calculation Date to and including the last Index Business Day in the Final Measurement Period plus (b) the Tracking Fee Shortfall, if any, as of the last Coupon Valuation Date.

For purposes of determining the Cash Settlement Amount, the Index Factor shall be calculated as (a) the arithmetic mean of the Index Closing Levels measured on each Index Business Day during the Final Measurement Period divided by (b) the Index Closing Level on the Index Business Day immediately preceding the Calculation Date, as determined by the Calculation Agent.

The “Initial Index Level” is 883.255, which is the Index Closing Level on the Initial Trade Date.

The “Final Measurement Period” means the five Index Business Days from and including the Calculation Date, subject to adjustment as described under “— Market Disruption Events.”

The “Stub Reference Distribution Amount” means, as of the last Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the first Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, to and including the last Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, provided, that for the purpose of calculating the Stub Reference Distribution Amount, the Reference Holder will be deemed to hold 4/5ths, 3/5ths, 2/5ths and 1/5th of the shares of each Index constituent it would otherwise hold on the second, third, fourth and fifth Index Business Day, respectively, in such Final Measurement Period or Call Measurement Period.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently Nasdaq.

The “Calculation Date” means December 1, 2036, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index constituent or each component underlying a successor index, the primary exchange or market of trading such Index constituent or such component underlying a successor index.

“Related Exchange” means, with respect to each Index constituent or each component underlying a successor index, each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to such Index constituent or such component underlying a successor index.

“Exchange Business Day” means any day on which the primary exchange or market for trading of the notes is scheduled to be open for trading.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below, you may submit a request on any Business Day to elect to require us to redeem your notes (subject to a minimum redemption amount of at least 50,000 notes) between and including the Redemption Dates specified below.  If you so elect and have done so in compliance with the redemption procedures described below, and subject to the postponements and adjustments described under “— Market Disruption Events,” you will receive payment for the redeemed notes on the applicable Redemption Date.  You must comply with the redemption procedures described below in order to redeem your notes.  For any applicable redemption request, the “Redemption Notice Date” will be the date that the applicable Redemption Notice and Redemption Confirmation (each as defined below) are delivered.  If such Redemption Notice or Redemption Confirmation is delivered on a day that is not an Index Business Day, then the Redemption Notice Date shall be the next Index Business Day.  To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your notes for redemption with those of other investors to reach this minimum amount of 50,000 notes; however, there can be no assurance that they can or will do so.  We may from time to time in our sole discretion reduce this minimum redemption amount.  Any such reduction will be applied on a consistent basis for all holders of the notes at the time the reduction becomes effective.

The notes will be redeemed and the holders will receive payment for their notes on the third Business Day following the applicable Redemption Measurement Date (the “Redemption Date”).  The first Redemption Date will be December 27, 2016 and the final Redemption Date will be the last scheduled Index Business Day prior to the Calculation Date or Call Calculation Date, as applicable.  If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Measurement Date with respect to any of the Index constituents, such Redemption Measurement Date may be postponed as described under “— Market Disruption Events.”

The applicable “Redemption Measurement Date” means the Index Business Day following the applicable Redemption Notice Date, subject to adjustments as described under “— Market Disruption Events.”

If you exercise your right to have us redeem your notes, subject to your compliance with the procedures described under “— Redemption Procedures,” you will receive for each applicable note a cash payment on the relevant Redemption Date equal to

(a)	the Indicative Note Value as of the Redemption Measurement Date, plus

(b)
the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Measurement Date if on the Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus

(c)	the Adjusted Coupon Amount, if any, minus

(d)	the Adjusted Tracking Fee Shortfall, if any, minus

(e)	the Redemption Fee Amount.

The “Redemption Fee Amount” equals 0.125% of the Indicative Note Value.

We refer to this cash payment as the “Redemption Amount.”  This amount will not be less than zero.

For purposes of determining the Redemption Amount, the Index Factor used in calculating the Indicative Note Value as of the Redemption Measurement Date will be (a) the Index Closing Level on the Redemption Measurement Date divided by (b) the Index Closing Level on the immediately preceding Index Business Day, as determined by the Calculation Agent.

We will inform you of such Redemption Amount on the first Business Day following the applicable Redemption Measurement Date.

You may lose some or all of your investment upon early redemption.  Because the Adjusted Tracking Fee Shortfall, if any, and Redemption Fee Amount reduce your final payment, the level of the Index will need to have increased over the term of the notes by an amount at least equal to the percentage of the principal amount represented by the Adjusted Tracking Fee Shortfall, if any, and the Redemption Fee Amount, less any Coupon Amounts and/or any Adjusted Coupon Amount, in order for you to receive an aggregate amount upon redemption equal to at least the principal amount of your notes.  If the increase in the level of the Index, as measured on the Redemption Measurement Date, is insufficient to offset such a negative effect, you will lose some or all of your investment upon early redemption.

The “Adjusted Coupon Amount” with respect to any Redemption Measurement Date is an amount in cash equal to the excess, if any, of the Adjusted Reference Distribution Amount, calculated as of the applicable Redemption Measurement Date, less the Adjusted Tracking Fee, calculated as of such Redemption Measurement Date.  To the extent the Adjusted Reference Distribution Amount is less than the Adjusted Tracking Fee, the Redemption Amount will not include an Adjusted Coupon Amount, and the Adjusted Tracking Fee Shortfall will be included in the calculation of the Redemption Amount.

The “Adjusted Reference Distribution Amount,” as of any Redemption Measurement Date, is an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to an Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Measurement Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Issue Date) to and including such Redemption Measurement Date.

The “Adjusted Tracking Fee,” as of any Redemption Measurement Date, is an amount equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the sum of the Investor Fees for each Index Business Day from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Measurement Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Settlement Date) to and including such Redemption Measurement Date.

The “Adjusted Tracking Fee Shortfall,” as of any Redemption Measurement Date, is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, to the extent that the Adjusted Reference Distribution Amount, calculated as of such Redemption Measurement Date, is less than the Adjusted Tracking Fee, calculated as of such Redemption Measurement Date.

Some of the defined terms used in this section have different applications when used in determining the Call Settlement Amount.  For the definitions of the terms relevant to a call, please refer to “— Call Right.”

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the notes at a premium or discount to their indicative value.  However, there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

Redemption Procedures

To redeem your notes, you must instruct your broker or other person through whom you hold your notes to take the following steps through normal clearing system channels:

➢
deliver a notice of redemption, which we refer to as a “Redemption Notice,” which is attached to this pricing supplement as Annex A, to Bank of Montreal or its agent via email no later than 2:00 p.m. (New York City time) on the Index Business Day preceding the applicable Redemption Measurement

Date.  If we receive your Redemption Notice by the time specified in the preceding sentence, we (or our agent) will respond by sending you a form of confirmation of redemption, which is attached to this pricing supplement as Annex B, for your execution;

➢
deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation,” to us via e-mail in the specified form by 5:00 p.m. (New York City time) on the same day.  We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

➢	instruct your DTC custodian to book a delivery vs. payment trade with respect to your notes on the applicable Redemption Measurement Date at a price equal to the Redemption Amount; and

➢	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers.  Accordingly, as a beneficial owner of the notes, you should consult the brokerage firm through which you own your interest for the relevant deadline.  If your broker delivers your notice of redemption after 2:00 p.m. (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Index Business Day prior to the applicable Redemption Measurement Date, your notice will not be effective, you will not be able to redeem your notes until the following Redemption Date and your broker will need to complete all the required steps if you wish to redeem your notes on any subsequent Redemption Date.  In addition, Bank of Montreal may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion.  All instructions given to participants from beneficial owners of notes relating to the right to redeem their notes will be irrevocable.

Call Right

We have the right to redeem all, but not less than all, of the notes upon not less than 18 calendar days’ prior notice to the holders of the notes. Such redemption will occur on any Index Business Day that we may specify on or after June 22, 2017 through and including the Maturity Date (the “Call Settlement Date”).  Upon early redemption in the event we exercise this right, you will receive a cash payment equal to

(a)	the product of (i) the Indicative Note Value as of the Call Calculation Date multiplied by (ii) the Index Factor for the last Index Business Day in the Call Measurement Period minus

(b)	the Investor Fee for such last Index Business Day plus

(c)
the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Calculation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus

(d)	the Adjusted Coupon Amount, if any, minus

(e)	the Accrued Tracking Fee as of such last Index Business Day, plus

(f)	the Stub Reference Distribution Amount as of such last Index Business Day, if any.

We refer to this cash payment as the “Call Settlement Amount.”  This amount will not be less than zero.

For purposes of determining the Call Settlement Amount, the Index Factor shall be calculated as (a) the arithmetic mean of the Index Closing Levels measured on each Index Business Day during the Call Measurement Period divided by (b) the Index Closing Level on the Index Business Day immediately preceding the Call Calculation Date, as determined by the Calculation Agent.

We will inform you of such Call Settlement Amount on the first Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their notes on the third Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”).  If a Market Disruption Event is continuing or occurs on the scheduled Call Calculation Date with respect to any of the Index constituents, such Call Calculation Date may be postponed as described under “— Market Disruption Events.”

The “Call Measurement Period” means the five Index Business Days from and including the Call Calculation Date, subject to adjustments as described under “— Market Disruption Events.”

If we issue a call notice on any calendar day, the “Call Calculation Date” will be the last Business Day of the week in which the call notice is issued, generally Friday, subject to a minimum five calendar day period commencing on the date of the issuance of the call notice and ending on the related Call Calculation Date.  If we issue a call notice on a Friday, the related Call Calculation Date will fall on the following Friday.

You may lose some or all of your investment upon a call.  Because the Accrued Tracking Fee reduces your final payment, the level of the Index will need to have increased over the term of the notes by an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount, in order for you to receive an aggregate amount upon a call equal to at least the principal amount of your notes.  If the increase in the level of the Index, as measured during the Call Measurement Period, is insufficient to offset such a negative effect, you will lose some or all of your investment upon a call.  This loss may occur even if the Index Closing Level at any time during the Call Measurement Period is greater than the Initial Index Level.

The Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period is an amount equal to

(a)	the sum of the Investor Fees for each Index Business Day from and excluding the Call Calculation Date to and including the last Index Business Day in the Call Measurement Period plus

(b)	the Adjusted Tracking Fee Shortfall (as defined below), if any.

The “Adjusted Coupon Amount,” with respect to the Call Calculation Date, is an amount in cash equal to the difference between the Adjusted Reference Distribution Amount (as defined below), calculated as of the Call Calculation Date, and the Adjusted Tracking Fee (as defined below), calculated as of such Call Calculation Date.  To the extent the Adjusted Reference Distribution Amount is less than the Adjusted Tracking Fee, the Call Settlement Amount will not include an Adjusted Coupon Amount, and the Adjusted Tracking Fee Shortfall (as defined below) will be included in the calculation of the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period.

The “Adjusted Reference Distribution Amount,” as of the Call Calculation Date, is an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to an Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including the Call Calculation Date.

The “Adjusted Tracking Fee,” as of the Call Calculation Date, is an amount equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the sum of the Investor Fees for each Index Business Day from and excluding the immediately preceding Coupon Valuation Date to and including such Call Calculation Date.

The “Adjusted Tracking Fee Shortfall,” as of the Call Calculation Date, is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, to the extent that the Adjusted Reference Distribution Amount, calculated as of such Call Calculation Date, is less than the Adjusted Tracking Fee, calculated as of such Call Calculation Date.

Some of the defined terms used in this section have different applications when used in determining the Redemption Amount.  For the definition of the terms relevant to early redemption, please refer to “—Early Redemption at the Option of the Holders.”

Calculation Agent

BMOCM will act as the Calculation Agent.  The Calculation Agent will make all determinations relating to the notes, including the Index Factor, the Index Closing Level on any Index Business Day on which such Index Closing Level is to be determined during the term of the notes, the Indicative Note Value, the Investor Fee, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Coupon Ex-Dates, the Coupon Record Dates, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, and the Call Settlement Amount, if any, that we will pay you in the event that we call the notes.  The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.  The holder of the notes shall not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Calculation Agent.  We may appoint a different Calculation Agent from time to time after the date of this pricing supplement without your consent and without notifying you.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or call, or upon early redemption, or on a Coupon Payment Date on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, any Call Settlement Date or any Coupon Payment Date, as applicable.

All dollar amounts related to determination of the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Indicative Note Value, the Investor Fee, the Redemption Amount and Redemption Fee Amount, if any, per security, the Call Settlement Amount, if any, per security, and the Cash Settlement Amount, if any, per security, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

To the extent a Market Disruption Event has occurred or is continuing on an Averaging Date (as defined below) or on a Redemption Measurement Date, the Index Closing Level for such Averaging Date or Redemption Measurement Date will be determined by the Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing (the “Deferred Averaging Date”) irrespective of whether, pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date.  If the postponement described in the preceding sentence results in the Index Closing Level being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the Index Closing Levels on the Index Business Days during the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, the Calculation Agent or one of its affiliates, as the case may be, will apply the Index Closing Level for such Deferred Averaging Date (i) on the date(s) of the original Market Disruption Event and (ii) such Averaging Date.  For example, if the Final Measurement Period or Call Measurement Period, as applicable, for purposes of calculating the Cash Settlement Amount or Call Settlement Amount, respectively, is based on the arithmetic mean of the Index Closing Levels on June 8, 2018, June 9, 2018, June 10, 2018, June 11, 2018 and June 12, 2018 and there is a Market Disruption Event on June 8, 2018, but no other Market Disruption Event during the Final Measurement Period or Call Measurement Period, as applicable, then the Index Closing Level on June 9, 2018 will be used twice to calculate the Cash Settlement Amount or Call Settlement Amount, respectively, and such Cash Settlement Amount or Call Settlement Amount, as applicable, will be determined based on the arithmetic mean of the Index Closing Levels on June 9, 2018, June 9, 2018, June 10, 2018, June 11, 2018 and June 12, 2018.

If the Redemption Measurement Date for purposes of calculating a Redemption Amount is based on the Index Closing Level on an Index Business Day and there is a Market Disruption Event on that Index Business Day, then the Index Closing Level on the next Index Business Day will be used to calculate the Redemption Amount.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the final Averaging Date or the Redemption Measurement Date, as applicable, occurring more than three Index Business Days following the day originally scheduled to be such final Averaging Date or Redemption Measurement Date.  If the third Index Business Day following the date originally scheduled to be the final Averaging Date, or the Redemption Measurement Date, as applicable, is not an Index Business Day or a Market Disruption Event has occurred or is continuing on such third Index Business Day, the Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such third Index Business Day but for such Market Disruption Event.

An “Averaging Date” means each of the Index Business Days during the Final Measurement Period or Call Measurement Period, as applicable, subject to adjustment as described herein.

Any of the following will be a Market Disruption Event with respect to the Index, in each case as determined by the Calculation Agent in its sole discretion:

(a)
the suspension, absence or material limitation of trading in a material number of the Index constituents for more than two hours or during the one-half hour before the close of trading in the applicable Primary Exchange or Primary Exchanges;

(b)
the suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index constituents on a Related Exchange for more than two hours of trading or during the one-half hour before the close of trading in that market;

(c)	the Index is not published; or
(d)
any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging.”

The following events will not be Market Disruption Events with respect to the Index:

(a)	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the Primary Exchange or Related Exchange; or
(b)	a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index constituents.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index constituents are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Notwithstanding the occurrence of one or more of the events described above, which may, in the Calculation Agent’s discretion, constitute a Market Disruption Event, the Calculation Agent in its discretion may waive its right to postpone the determination of the Index Closing Level if it determines that one or more of the above events has not and is not likely to materially impair its ability to determine the Index Closing Level on any date.

Discontinuance or Modification of the Index

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or anyone else publishes a substitute index that the Calculation Agent determines is comparable to the Index, then the Calculation Agent will permanently replace the original Index with that substitute index (the “successor index”) for all purposes, and all provisions described in this pricing supplement as applying to the Index will thereafter apply to the successor index instead.  If the Calculation Agent replaces the original Index with a successor index, then the Calculation Agent will determine the Cash Settlement Amount, Redemption Amount or Call Settlement Amount, as applicable, by reference to the successor index.

If the Calculation Agent determines that the publication of the Index is discontinued and there is no successor index, the Calculation Agent will determine the level of the Index and thus the Cash Settlement Amount, Redemption Amount or Call Settlement Amount, as applicable, by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the Index, the Index constituents or the method of calculating the Index is changed at any time in any respect, including whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting the Index constituents or is due to any other reason and is not otherwise reflected in the level of the Index by the Index Sponsor pursuant to the methodology described herein, then the Calculation Agent will be permitted (but not required) to make such adjustments in the Index or the method of its calculation as it believes are appropriate to ensure that the Index Closing Level used to determine the Cash Settlement Amount, Redemption Amount or Call Settlement Amount, as applicable, is equitable.

A substitution of the Index for a successor index or a material change in the method of calculating the Index could cause the notes to no longer satisfy the listing requirements and result in Nasdaq delisting the notes.  A delisting of the notes would materially and adversely affect the liquidity of the trading market for the notes.

Events of Default and Acceleration

Under the heading “Description of Debt Securities We May Offer — Modification and Waiver of the Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment upon an Event of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes will be determined by the Calculation Agent and will be an amount in cash equal to the Redemption Amount, calculated as if the date of acceleration were the Redemption Measurement Date.  For purposes of this calculation the Repurchase Fee Amount shall be zero.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities We May Offer — Modification and Waiver of the Debt Securities — Defeasance” are not applicable to the notes.

Manner of Payment and Delivery

Any payment on or delivery of the notes at maturity or call, or upon early redemption, will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the notes are surrendered to the trustee at that office.  We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in “Description of the Notes We May Offer — Payment Mechanics — Payment When Offices Are Closed” in the attached prospectus supplement, any payment on the notes that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— Call Right” and “— Early Redemption at the Option of the Holders” above.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the notes.  We will issue the notes initially in an amount having the aggregate offering price specified on the cover of this pricing supplement.  However, we may issue additional notes in amounts that exceed the amount on the cover at any time, without your consent and without notifying you.  The notes do not limit our ability to incur other indebtedness or to issue other securities.  Also, we are not subject to financial or similar restrictions by the terms of the notes.  For more information, please refer to “Description of the Notes We May Offer — General” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer — General” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement.  Any additional issuances will increase the aggregate principal amount of the outstanding notes of the class, plus the aggregate principal amount of any notes bearing the same CUSIP number that are issued pursuant to any future issuances of notes bearing the same CUSIP number.  The price of any additional offering will be determined at the time of pricing of that offering.

Clearance and Settlement

The DTC participants that hold the notes through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the notes and secondary market trading between DTC participants.

INTRADAY VALUE OF THE INDEX AND THE NOTES

Intraday Index Values

Each Index Business Day, the Index Calculation Agent will calculate and publish the intraday Index value every 15 seconds during normal trading hours on Bloomberg under the ticker symbol “DWAMLP <Index>”.  The actual Index closing level may vary, and on a cumulative basis over the term of the notes may vary significantly, from the intraday Index value.

Nasdaq, the Index Calculation Agent, is not affiliated with Bank of Montreal and does not approve, endorse, review or recommend the Index or the notes.  The information used in the calculation of the intraday Index value will be derived from sources the Index Calculation Agent deems reliable, but the Index Calculation Agent and its affiliates do not guarantee the correctness or completeness of the intraday Index value or other information furnished in connection with the notes or the calculation of the Index.  The Index Calculation Agent makes no warranty, express or implied, as to results to be obtained by Bank of Montreal, holders of the notes, or any other person or entity from the use of the intraday Index value or any data included therein.  The Index Calculation Agent makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday Index value or any data included therein.  The Index Calculation Agent, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of the Index Calculation Agent, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday Index value or the notes, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages.  The Index Calculation Agent shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday Index value from whatever cause.  The Index Calculation Agent is not responsible for the selection of or use of the Index or the notes, the accuracy and adequacy of the Index or information used by Bank of Montreal and the resultant output thereof.

The intraday calculation of the level of the Index will be provided for reference purposes only.  Published calculations of the level of the Index from the Index Calculation Agent may occasionally be subject to delay or postponement.  Any such delays or postponements will affect the current level of the Index and therefore the value of the notes in the secondary market.  The intraday Index value published every 15 seconds will be based on the intraday prices of the Index constituents.

Intraday Indicative Note Values

An intraday indicative value, which is our approximation of the value of the notes, will be calculated and published by Solactive AG (based in part on information provided by the Index Calculation Agent) or a successor on Bloomberg under the ticker symbol “BMLPIV <Index>” and under the ticker symbol “BMLPINAV.SG” on Reuters every 15 seconds during normal trading hours.  The actual trading price of the notes may vary significantly from their intraday indicative value.  In connection with the notes, we use the term “indicative value” to refer to the value at a given time equal to (i) the Indicative Note Value, using, when calculating the Index Factor, the intraday Index value as of such time, less (ii) the Accrued Tracking Fee, if any, as of such time and date assuming such time and date is the Redemption Measurement Date, plus (iii) assuming such time and date is the Redemption Measurement Date, the Coupon Amount with respect to the Coupon Valuation Date if on such Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount had not occurred plus (iv) the Adjusted Coupon Amount, if any, as of such time and date.

The intraday indicative value is meant to approximate the value of the notes at a particular time.  There are five elements of the formula: the Indicative Note Value per note, the Index Factor (using, instead of the Index Closing Level for the date of determination, the intraday Index value at the time of determination), the Accrued Tracking Fee, the Coupon Amount and the Adjusted Coupon Amount, if any, as described immediately above.  Because the Indicative Note Value for the preceding Index Business Day is fixed and the intraday Index value, Accrued Tracking Fee, Coupon Amount and Adjusted Coupon Amount, if any, are variable, the intraday indicative value translates the change in the Index level over time, as measured at the date of measurement, into an approximation of the expected value of the notes, after taking the Accrued Tracking Fee, Coupon Amount and Adjusted Coupon Amount, if any,

into account. The intraday indicative value may be useful as an approximation of what price an investor in the notes would receive if the notes were to be redeemed or if they matured, each at the time of measurement.  The intraday indicative value may be helpful to an investor in the notes when comparing it against the notes’ trading price on the Nasdaq Global Market and the most recently published level of the Index.

The intraday indicative value calculation will be provided for reference purposes only.  It is not intended as a price or quotation, or as an offer to solicitation for the purpose, sale, or termination of your notes, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads.  The levels of the Index provided by the Index Calculation Agent will not necessarily reflect the depth and liquidity of the Index constituents.  For this reason and others, the actual trading price of the notes may be different from their indicative value.  For additional information, please see “Risk Factors — The intraday indicative value and the Indicative Note Value are not the same as the closing price or any other trading price of the notes in the secondary market” in this pricing supplement.

The calculation of the intraday indicative value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

The publication of the intraday indicative value of the notes by Solactive AG may occasionally be subject to delay or postponement.  If the intraday Index value is delayed, then the intraday indicative value of the notes will also be delayed.  The actual trading price of the notes may be different from their intraday indicative value.  The intraday indicative value of the notes published at least every 15 seconds during the Nasdaq Global Market’s Core Trading Session, which is currently from 9:30 a.m. to 4 p.m., New York City time, will be based on the intraday values of the Index, and may not be equal to the payment at maturity, call or redemption.

The indicative value calculations will have been prepared as of a particular date and time and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

If you want to sell your notes but are unable to meet the minimum redemption requirements, you may sell your notes into the secondary market at any time, subject to the risks described under “Risk Factors — Risks Relating to Liquidity and the Secondary Market — There is no assurance that you notes will be listed or continue to be listed on a securities exchange, and they may not have an active trading market” and “— The value of the notes in the secondary market may be influenced by many unpredictable factors.”  Also, the price you may receive for the notes in the secondary market may differ from, and may be significantly less than, the Redemption Amount.

Neither the Nasdaq Global Market or Solactive AG, or their respective affiliates, are affiliated with Bank of Montreal or BMOCM and do not approve, endorse, review or recommend Bank of Montreal, BMOCM or the notes.

The intraday indicative values of the notes calculated by Solactive AG are derived from sources deemed reliable, but Solactive AG, its affiliates and its and their respective suppliers do not guarantee the correctness or completeness of the notes, their values or other information furnished in connection with the notes.  Solactive AG and its affiliates make no warranty, express or implied, as to results to be obtained by BMOCM, Bank of Montreal, the holders of the notes, or any other person or entity from the use of the notes, or any date or values included therein or in connection therewith.  Solactive AG and its affiliates make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose with respect to the notes, or any data or values included therein or in connection therewith.

Split or Reverse Split of the Notes

We or the Calculation Agent may initiate a split or reverse split of the notes on any Index Business Day.  If we or the Calculation Agent decides to initiate a split or reverse split, we will issue a notice to holders of the notes and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split.  The Calculation Agent will determine the ratio of such split or reverse split, as the case may be, using relevant market indicia, and will adjust the terms of the notes accordingly.  Any adjustment of the closing value will be rounded to 8 decimal places.

In the case of a reverse split, we reserve the right to address odd numbers of notes (commonly referred to as “partials”) in a manner determined by the Calculation Agent in its sole discretion, acting in good faith.  For example, if the notes undergo a 1-for-4 reverse split, holders who own a number of notes on the relevant record date that is not evenly divisible by 4 will receive the same treatment as all other holders for the maximum number of notes they hold that is evenly divisible by 4, and we will have the right to compensate holders for their remaining or “partial” notes in a manner determined by the Calculation Agent in its sole discretion.  Our current intention is to provide holders with a cash payment for their partials in an amount equal to the appropriate percentage of the closing intraday indicative value of the notes on a specified Index Business Day following the announcement date.

A split or reverse split of the notes will not affect the aggregate stated principal amount of notes held by an investor, other than to the extent of any “partial” notes, but it will affect the number of notes an investor holds, the denominations used for trading purposes on the exchange and the trading price, and may affect the liquidity, of the notes on the exchange.

THE INDEX

We have derived all information contained in this pricing supplement regarding the DWA MLP Select™ Index, including, without limitation, its make-up, performance, method of calculation and changes in its constituents, from publicly available sources.  Such information reflects the policies of and is subject to change by DWA (the “Index Sponsor”).  We have not undertaken any independent review or due diligence of such information.  The Index is calculated by Nasdaq and maintained by the Index Sponsor.  The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the Index.  The description of the Index is summarized from the methodology governing the Index, which is available at https://indexes.nasdaqomx.com/docs/ Methodology_DWAMLP.pdf.  Neither the methodology nor any other information included on that website is included or incorporated by reference into this pricing supplement.

Introduction

The Index includes 15 MLPs based on the proprietary Dorsey Wright Relative Strength Ranking Methodology.  Relative strength measures how one security is performing in relation to another in an effort to identify which security is outperforming the other.  By comparing the price relationship between each MLP, the Index seeks to determine which MLPs are currently showing outperformance relative to their peers within the Index universe.  The top 15 MLPs meeting the eligibility criteria are included in the Index.  The Index is an equally-weighted index.  The Index is a price return index and is ordinarily calculated without regard to dividends on the Index Constituents.  All Index calculations, however, reflect extraordinary cash dividends.

Index Universe

To be eligible for initial inclusion in the Index, an Index constituent must meet the following criteria:

•	it must be a MLP structured as a limited partnership;
•	it must be listed on a United States stock exchange;
•	it must have a minimum market capitalization of $1 billion;
•	it must have a minimum one month average daily dollar trading volume of $2 million per day on its primary exchange;
•	the security may not be issued by an issuer currently in bankruptcy proceedings; and
•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being Index eligible.

MLPs classified as Financials according to the Industry Classification Benchmark (ICB) are ineligible for inclusion in the Index.

Index Constituent Selection Process

Relative strength.  Using solely price data for the MLPs, the Index Sponsor determines whether the MLP has ”positive relative strength,” which generates a ”buy” signal, or ”negative relative strength,” which generates a ”sell” signal. All such calculations are based on the MLP’s Last Sale Price (as defined below).

On a daily basis, the Index Sponsor computes the ratio of the Last Sale Price of each MLP as compared to each other MLP (“MLPA” versus “MLPB”) as follows:

Relative strength of MLPA versus MLPB = (MLPA Last Sale Price/MLPB Last Sale Price) x 100

The relative strength of each MLP, as compared to each other MLP, is tracked over time.  Any MLP that has positive relative strength as compared to another MLP over time generates a buy signal.  Conversely, any MLP that has negative relative strength as compared to another MLP over times generates a sell signal.  Buy or sell signals are generated on a daily basis.  The MLP with the highest number of buy signals is ranked #1, and appears at the top of the Relative Strength Matrix. The MLP with the lowest number of buy signals is ranked last and appears on the bottom of the Relative Strength Matrix.

Index evaluation.  The eligibility criteria are applied using market data five business days prior to the end of each calendar month. The top 15 MLPs meeting the criteria are included in the Index. Security additions and deletions are made effective after the closing of trading on the last business day of each calendar month.

Calculating the Index

The value of the Index equals the aggregate value of the Index share weights, also known as the Index Shares, of each of the Index constituents multiplied by each such security’s Last Sale Price, and divided by the Divisor of the Index.  The Divisor is designed to scale such aggregate value to a lower order of magnitude, which may be more desirable for reporting purposes.  The Divisor is adjusted to help ensure that changes in Index constituents either by corporate actions or index participation occurring outside of trading hours do not affect the value of the Index.  All divisor changes occur after the close of the Index Markets (as defined below) represented in the Index.

The formula for index value is as follows:

Aggregate Adjusted Market Value/Divisor

The Index began at a base value of 1,000.00 on May 1, 2015.

The formula for the divisor is as follows:

(Market Value after Adjustments/Market Value before Adjustments) x Divisor before Adjustments

Index Shares are based on the shares assigned to each Index constituent in the equal weighted share calculation process.  Index Shares are calculated by dividing the equal-dollar value determined after a rebalancing for each Index constituent by the corresponding Last Sale Price of the Index constituent at the close of trading on the last business day of each calendar month.

The Index constituent Market Value is the Last Sale Price of the Index constituent multiplied by its Index Shares.  The Index Market Value is the aggregate of each of the Index constituent’s Market Values.

Index levels are calculated and are disseminated once per second each day on which any U.S. stock exchange on which an Index constituent is listed is open for trading during its regular trading session, notwithstanding whether one of such exchanges closes prior to its scheduled weekday closing time.

Last Sale Price

The last sale price refers to the closing price reported on each Index constituent’s Index Market. The Index Market is the primary stock exchange on which an Index constituent is listed for which the Index constituent’s prices are received and used by Nasdaq in the Index calculation.

If an Index constituent does not trade on its Index Market on a given day or the Index Market has not opened for trading, the most recent last sale price from the Index Market (adjusted for corporate actions, if any) is used. If an Index constituent is halted during the trading day, the most recent last sale price is used until trading resumes.

Index Maintenance

Rebalancings.  The Index employs an equal-dollar weighting methodology such that each Index constituent’s Market Value is rebalanced when a change is made to the holdings of the Index to an equal dollar value corresponding to an equal percent weight of the Index Market Value.  Rebalancings and evaluations of the Index occur simultaneously on a monthly basis.

Index constituent changes.  If, at any time during the year other than the monthly Index evaluation, an Index constituent is determined to have become ineligible for continued inclusion in the Index due to bankruptcy, delisting, or a definitive agreement that would likely result in the Index constituent no longer being Index eligible, the Index constituent is removed from the Index and is not replaced.  If an Index constituent is removed from the Index, it will ordinarily be removed at its Last Sale Price.  If, however, at the time of its removal the Index constituent is halted from trading on its Index Market and a Last Sale Price cannot readily be determined, the Index constituent may, at Nasdaq’s discretion, be removed at a price of $0.00000001 (“zero price”). This price will be applied to the Index constituent after the close of all the trading markets in the Index but prior to the time the official closing value of the Index is disseminated.

Bankruptcy.  If an MLP files for bankruptcy, the Index constituent will be removed from the Index as soon as practicable thereafter. The value of the Index constituent will be considered zero price, if no other applicable price can be observed on the Index constituent’s primary exchange.

Index Share changes.  Index Share changes are not made during the month; however, changes arising from stock dividends and stock splits are made to the Index on the evening prior to the effective date of such corporate action. In the case of certain spin-offs or rights issuances, the price of the Index constituent is adjusted and a corresponding adjustment is made to the Index Shares such that the weight of the Index constituent does not change as a result of the action.

A special cash dividend announced by the listing exchange will result in an adjustment to the last sale price of an Index constituent prior to market open on the ex-date for the special amount distributed. A corresponding adjustment will be made to the Index Shares of the Index constituent, such that the weight of the Index constituent will not change as a result of the action.  A special dividend may also be referred to as extra, extraordinary, non-recurring, one-time, unusual, etc.

In the case of a special cash dividend, a determination is made on an individual basis as to whether to make a change to the price of an Index constituent in accordance with its index dividend policy. If it is determined that a change will be made, a corresponding adjustment will be made to the Index Shares of the Index constituent such that the weight of the Index constituent will not change as a result of the action. Any such change will become effective on the ex-date.

Corporate Actions

The following corporate actions will be made effective in the Index on the ex-date.  If there is no ex-date announced by the primary stock exchange on which an Index constituent is listed, there will be no adjustment to the Index as a result of a corporate action.

Stock split and stock dividend.  A stock split and stock dividend is the action of an Index constituent in increasing its Index Shares and decreasing the par value in proportion. There is no flow of capital into or out of the company. The number of Index Shares increases but the market capitalization of the company remains unchanged. The price of the Index constituent is adjusted to reflect the ratio of a stock split and stock dividend and a corresponding inverse adjustment to the Index Shares is made.

Reverse stock split.  A reverse stock split is the action of an Index constituent in decreasing its Index Shares and increasing the par value in proportion. There is no flow of capital into or out of the company. The number of Index Shares decreases but the market capitalization of the company remains unchanged. The price of the Index constituent is adjusted to reflect the ratio of the reverse stock split and a corresponding inverse adjustment to the Index Shares is made.

Special cash dividends.  A dividend is considered special if the information provided by the primary stock exchange on which an Index constituent is listed in their announcement of the ex-date indicates that the dividend is special. Other nomenclature for a special dividend may be (but not limited to) extra, extraordinary, non-recurring, one-time, unusual, etc.  The price of the Index constituent is adjusted for the amount of the special cash dividend.

Cash and stock dividends.  If an Index constituent is paying a cash and stock dividend on the same date, the cash dividend is applied before the stock dividend unless otherwise indicated in the information provided by the primary stock exchange on which the Index constituent is listed. Additionally, in the case of an optional dividend which allows the holder to choose between receiving cash or stock, the adjustment will be made in the manner the dividend has been announced by the primary stock exchange on which the Index constituent is listed.

Stock distribution of another security.  If an Index constituent is distributing shares of a different security, the value of the Index constituent will be reduced to reflect the ratio of the distribution. There is no adjustment to Index Shares.

Spin-offs.  If an Index constituent is spinning off a security, the value of the Index constituent will be reduced to reflect the ratio of the distribution. There is no adjustment to Index Shares. If a when-issued market is established for the spun-off security, the price of the Index constituent is reduced by the value of the spinoff. The value of the spin-off is determined by multiplying the spin-off ratio by the when-issued price.  In the event the value of the spinoff has not been established as indicated above then no price adjustment is made to the Index constituent.  The new security resulting from the spin-off transaction is not added to the Index.

Rights offerings.  The price of an Index constituent is adjusted on the ex-date for rights offerings if the rights are transferable and have a subscription price on an equivalent per share basis that is less than the closing price of the Index constituent the right entitles a holder to purchase (the “Underlying  Security”) on the day prior to the ex-date (in-the-money). The price of the Index constituent is adjusted downward for the value of the right.  The value of the right is determined by the previous Last Sale Price of the Underlying Security minus the sum of the Subscription Price of the right plus the cash dividend of the Underlying Security, if any, divided by the number of rights required to purchase one share, plus one.

Announcements

Nasdaq announces Index-related information via Global Index Watch at http://indexes.nasdaqomx.com.  Corporate actions are implemented in the Index in accordance with the Index maintenance rules. Announcement is made prior to the effective date of the corporate actions.  In the event that a change has been made to an Index intraday, an announcement will be made by Nasdaq to inform market participants of the change.

Discretionary Adjustments

Nasdaq may, from time to time, exercise reasonable discretion as it deems appropriate in order to ensure Index integrity, including but not limited to, the quantitative inclusion criteria. Nasdaq may also, due to special circumstances, if deemed essential, apply discretionary adjustments to ensure and maintain the quality of the index construction and calculation.

Historical Information

Any historical upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the notes.  The historical Index returns do not give an indication of the future performance of the Index.  We cannot make any assurance that the future performance of the Index will result in holders of the notes receiving a positive return on their investment.

The graph below shows the historical performance of the Index from May 1, 2015, its commencement date, through December 16, 2016.  The Index Closing Level on December 16, 2016 was 877.101.

Historical results are not indicative of future results.

License Agreement

We have entered into an agreement with Elkhorn Capital Group, LLC (“Elkhorn”), to whom DWA granted a license relating to the Index, which provides us and our affiliates with a non-transferable license, for a fee, with the right to use the Index in connection with certain securities.

Elkhorn and DWA make no warranty, express or implied, as to results to be obtained by the issuer, investors in the notes or any other person or entity.  Elkhorn and DWA expressly disclaim all warranties of merchantability or fitness for a particular purpose or use of the notes.  Elkhorn, DWA and the issuer shall have no liability to each other or to any third party for lost profits or indirect, punitive, special or consequential damages (including lost profits) arising out of the license agreement, even if advised of the possibility of such damages.

USE OF PROCEEDS AND HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes.

We expect to enter into transactions to hedge our obligations under the notes.  Such transactions may involve purchases or sales of the Index constituents or financial instruments linked to the Index and/or the Index constituents prior to or on the Initial Issue Date.  In addition, from time to time after we issue the notes, we may enter into additional hedging transactions or unwind those hedging transactions previously entered into.  In this regard, we may:

•	acquire or dispose of or otherwise repurchase long or short positions in some or all of the Index constituents;

•
acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of the constituent issuers, the Index constituents or the Index;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices; or

•	engage in any combination of the above activities.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our sole discretion, hold or resell those securities.

We may close out our hedge positions on or before the last Index Business Day in the Final Measurement Period or Call Measurement Period.  That step may involve sales or purchases of the Index constituents, listed or over-the-counter options or futures on Index constituents or listed or over-the-counter options, futures, or other instruments linked to the level of the Index, as well as other indices designed to track the performance of the Index.

While we cannot predict an outcome, any of these hedging activities or other trading activities of ours could potentially decrease the Index level, which could adversely affect your payment at maturity, call or upon early repurchase.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.  See “Risk Factors — Risks Relating to the Notes Generally — We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities” above.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account.  We may hedge our exposure on the notes directly or we may aggregate this exposure with other positions taken by us and our affiliates with respect to our exposure to the Index or one or more constituent issuers or the Index constituents.  No noteholder will have any rights or interest in our hedging activity or any positions that we or any unaffiliated counterparties may take in connection with our hedging activity.

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain tax considerations relating to the notes.  It does not purport to be a complete analysis of all tax considerations relating to the notes.  Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes.  This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental Canadian Tax Considerations

For a summary of Canadian tax considerations relevant to an investment in the notes, please see the sections entitled “Canadian Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations ” in the accompanying prospectus supplement.

With respect to any interest payable on the notes, or any portion of the principal amount of the notes in excess of the issue price, such interest or principal, as the case may be, will not be subject to Canadian Non-Resident withholding tax.

U.S. Federal Income Tax Considerations

The following is a general description of the material U.S. federal income tax considerations relating to the notes.  It does not purport to be a complete analysis of all tax considerations relating to the notes.  Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes.  This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supersedes the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement in its entirety.  This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect.  These laws are subject to change, possibly on a retroactive basis.

This summary applies only to holders and who are initial investors and hold their notes as capital assets for U.S. federal income tax purposes and are not excluded from this discussion.  This section does not apply to classes of holders subject to special rules, such as partnerships, subchapter S corporations, other pass-through entities, governments (or instrumentalities or agencies thereof), dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their notes, banks, financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, persons that hold notes as part of a straddle or a hedging or conversion transaction, persons liable for alternative minimum tax, U.S. expatriates or persons whose functional currency for tax purposes is not the U.S. dollar.

If a partnership holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership.  A partner in a partnership holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the notes.

A U.S. holder is a beneficial owner of a note and that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.  A non-U.S. holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Tax Treatment of the Notes

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, HOLDERS SHOULD CONSULT THEIR TAX ADVISORS IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF THEIR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this pricing supplement as a contingent income-bearing derivative contract linked to the Index for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization.  In addition, we intend to treat the Coupon Amounts (which, for purposes of this discussion under “Supplemental Tax Considerations – U.S. Federal Income Tax Considerations,” includes any Adjusted Coupon Amount and/or Stub Reference Distribution Amount) as U.S. source income for U.S. federal income tax purposes.  The following discussion assumes that the notes constitute contingent income-bearing derivative contracts linked to the Index for U.S. federal income tax purposes.

U.S. Holders

Although the U.S. federal income tax treatment of the Coupon Amounts is uncertain, we intend to take the position, and the following discussion assumes, that any such Coupon Amounts (including any Coupon Amounts paid on or with respect to the maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting.  Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange, redemption or settlement of the notes in an amount equal to the difference between the amount a holder receives at such time (other than amounts properly attributable to any Coupon Amount, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the notes.  In general, a U.S. holder’s tax basis in the notes will be equal to the price the holder paid for the notes.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

Potential Application of Section 1260 of the Code.  Because the Index constituents are the type of financial assets described under Section 1260 of the Code (i.e., equity interests in partnerships, a “Section 1260 Financial Asset”), while the matter is not entirely clear, an investment in the notes will likely be treated as a “constructive ownership transaction” to which Section 1260 of the Code applies.  If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the notes will be recharacterized as ordinary income (the “Excess Gain”).  In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange, redemption or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption or settlement).

If an investment in the notes is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. holder in respect of the notes will be recharacterized as ordinary income.  It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the notes will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the notes and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such holder would have had if such holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the notes attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets upon the date of sale, exchange, redemption or settlement of the notes (or the next rebalancing date of the Index) at fair market value, or it may be possible that Section 1260 of the Code would apply separately to each Index constituent. To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the notes.

Under Section 1260 of the Code, there is a presumption that the net underlying long-term capital gain is zero (with the result that the recharacterization and interest charge described above would apply to all of the gain from the notes that otherwise would have been long-term capital gain), unless the contrary is demonstrated by clear and convincing evidence. Holders will be responsible for obtaining information necessary to determine the net underlying long-term capital gain with respect to the Index constituents, as we do not intend to supply holders with such information.  Holders should consult with their tax advisor regarding the application of the constructive ownership rules to their notes and the calculations necessary to comply with Section 1260 of the Code.

Information With Respect to Foreign Financial Assets.  An individual U.S. holder who, during any taxable year, holds any interest in “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with his or her tax returns.  “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities.  Under these rules, the notes may be treated as “specified foreign financial assets.”  Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the notes.

Additional Medicare Tax on Unearned Income.  Certain U.S. holders will be subject to an additional 3.8% Medicare tax on unearned income.  For individual U.S. holders, the additional Medicare tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately).  “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income.  Investment income generally includes passive income such as dividends and capital gains.  U.S. holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the notes.

Alternative Treatments.  Alternative tax treatments of the notes are possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would be possible to treat the notes, and the Internal Revenue Service might assert that the notes should be treated, as a single debt instrument.  Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the notes are so treated, a U.S. holder would generally be required to accrue interest currently over the term of the notes irrespective of the Coupon Amounts, if any, paid on the notes.  In addition, any gain a U.S. holder might recognize upon the sale, exchange, redemption or settlement of the notes would be ordinary income and any loss recognized by a U.S. holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss.  It is also possible that the Internal Revenue Service could seek to tax the notes by reference to a holder’s deemed ownership of the Index constituents.  In such case, a U.S. holder could be required to recognize amounts of income, gain or loss as if such holder had actually owned interests in the Index constituents.  Under this alternative treatment, a U.S. holder could also be required to currently recognize gain or loss, at least some of which could be short-term capital gain (and possibly loss), each time the Index rebalances.

In addition to and separate from an alternative tax treatment of deemed ownership of the Index constituents, it is possible that a deemed taxable exchange has occurred on one or more of the Index rebalancing dates or that the notes could be treated as a series of derivative contracts, each of which matures on the next rebalancing date.  If the notes were properly characterized in such a manner, a U.S. holder would be treated as disposing of the notes on each rebalancing date in return for new notes that mature on the next rebalancing date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s tax basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in other tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange, redemption or settlement of the notes should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis irrespective of any Coupon Amounts, and they sought comments on the subject.  It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently irrespective of any Coupon Amounts; such treatment could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Non-U.S. Holders

The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the notes to any such investor.  If, however, a note is transferred to a non-U.S. holder in the secondary market, because the U.S. federal income tax treatment of the notes (including proper characterization of any Coupon Amounts for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of any Coupon Amounts paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI).  We will not pay any additional amounts in respect of such withholding.  To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form).  In addition, special rules may apply to claims for treaty benefits made by corporate non-U.S. holders.  A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.  The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of any Coupon Amounts under U.S. federal income tax laws and whether such treaty rate or exemption applies to such Coupon Amounts.  No assurance can be provided on the proper characterization of any Coupon Amounts for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty.  Non-U.S. holders should consult their tax advisors in this regard.

Except as described below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including for the avoidance of doubt any amounts properly attributable to any

Coupon Amounts which would be subject to the rules discussed in the previous paragraph) upon the sale, exchange, redemption or settlement of the notes, provided that (i) the holder complies with any applicable certification requirements (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption or settlement of the notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, certain payments (including deemed payments) on certain equity linked instruments (“ELI’s”), including the notes, that are contingent upon or determined by reference to actual or estimated U.S. source dividends and that reference an interest in an “underlying security” would be treated as U.S. source dividends.  An “underlying security,” is any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. Withholding on “dividend equivalent” payments will apply to instruments linked to an interest in a partnership if the relevant partnership holds, directly or indirectly, stock of domestic corporations meeting a minimum size threshold. Because we are unable to determine whether the Index constituents underlying the notes hold corporate stock satisfying this requirement, beginning in 2017 we would generally expect to treat the notes as being subject to withholding on any “dividend equivalent” payments. However, this withholding on “dividend equivalent” payments, if any, will not apply to notes issued before January 1, 2017 (the “grandfather date”).

We may issue notes on or after the grandfather date (the “additional notes”) that will trade interchangeably with notes that are issued before the grandfather date. In such a case, withholding agents for the notes may be unable to distinguish between the notes that are issued before the grandfather date and the additional notes that are issued on or after the grandfather date. Therefore, if we do issue additional notes, we expect that we will treat all of the notes as being subject to withholding on “dividend equivalent” payments made to non-U.S. holders on or after the date on which we first issue additional notes. Thus, a non-U.S. holder of the notes issued pursuant to this pricing supplement may be treated as subject to withholding on “dividend equivalent” payments in future years, even though the notes were issued before the grandfather date.

The amount of a “dividend equivalent” payment in respect of each Index constituent, if any, will be unclear, and therefore the amount we would be required to withhold on any Coupon Amounts, or possibly from proceeds of sale or other disposition of the notes, would be uncertain.  However, we expect that the Coupon Amounts will be in excess of any potential “dividend equivalent” payments on the notes. As discussed above, we intend to withhold U.S. federal income tax at a 30% rate on Coupon Amounts paid on the notes. Therefore, we do not expect the notes to require, and we do not intend to withhold, additional withholding tax on account of any “dividend equivalent” payments. However, although unlikely, the potential exists for “dividend equivalent” payments on the notes to exceed the Coupon Amounts paid. If that were the case, a non-U.S. holder of the notes may be liable for additional U.S. federal income tax at a 30% rate on the difference between the Coupon Amount and the “dividend equivalent” payments.

The U.S. Treasury Department regulations are not clear as to whether the 30% withholding on the Coupon Amounts described above can be credited against any potential withholding required for “dividend equivalent” payments. Therefore, the Internal Revenue Service could take a different position from that described above. If that were the case, a non-U.S. holder would be subject to an additional 30% withholding tax on “dividend equivalent” payments made on the notes, or may have to file a U.S. federal tax return if the non-U.S. holder’s U.S. federal tax liability for the payment of any Coupon Amount is not fully satisfied by the withholding tax.

The notes could be treated as “United States real property interests” under Section 897 of the Code.  If the notes were so treated, certain adverse U.S. federal income tax consequences may apply to a non-U.S. holder that owns or is treated as owning more than 5% of the notes (or if the notes are not considered regularly traded on an established securities market), upon the sale, exchange, redemption or settlement of the notes (including treatment of any gain recognized in respect of the notes as income effectively connected with the conduct of a U.S. trade or business and the imposition of a 15% U.S. withholding tax on gross proceeds).  We currently do not intend to withhold on payments made with respect to the notes to non-U.S. holders (other than the payment of any Coupon Amounts) provided that such non-U.S. holders comply with the applicable certification requirements. However, in the event of a change of law or any formal or informal guidance by the Internal Revenue Service, Treasury Department or Congress, or if we determine withholding is appropriate under current law, we may withhold on payments made with respect to the notes (in addition to the withholding on the Coupon Amounts), and we will not be required to pay any additional amounts with respect to any such amounts withheld. Non-U.S. holders must consult with their tax advisor with regard to the consequences to them of an investment in the notes, including under Section 897 of the Code.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments on the notes to become subject to withholding tax in addition to the withholding tax on Coupon Amounts described above, we will withhold tax at the applicable statutory rate.  If we determine withholding is appropriate with respect to the notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

Holders may be subject to information reporting.  Holders may also be subject to backup withholding on payments in respect of their notes unless they provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules.  Non-U.S. holders will not be subject to backup withholding if they provide a properly completed Form W-8 appropriate to their circumstances.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

The Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution.  Account holders subject to information reporting requirements pursuant to FATCA may include holders of the notes.  FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the notes will only apply to payments made after December 31, 2018.  If we determine withholding is appropriate with respect to the notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.  Holders are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code (also “plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan or account.  A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption.  Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the notes by a plan with respect to which Bank of Montreal or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those notes are acquired pursuant to and in accordance with an applicable exemption.  Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and related lending transactions where neither Bank of Montreal nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the plan involved in the transaction and the plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”).  Moreover, the United States Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes.  Those exemptions are:

•	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

•	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

•	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

•	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

•	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

The notes may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or (3) any person investment “plan assets” of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief under one or more of the PTCEs listed above, the service provider exemption or another applicable similar exemption.  Any purchaser or holder of the notes or any interest in the notes will be deemed to have represented by its purchase and holding of the notes that it either (1) is not a plan or a plan asset entity and is not purchasing those notes on behalf of or with “plan assets” of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above, the service provider exemption or another applicable exemption.  In addition, any purchaser or holder of the notes or any interest in the notes which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the notes that its purchase and holding will not violate the provisions of any similar law.

In addition, any purchaser that is a plan or plan asset entity or that is acquiring notes on behalf of a plan or a plan asset entity, including any fiduciary purchasing on behalf of a plan or plan asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) neither the issuer, nor any agent or underwriter, nor any of their respective affiliates (collectively the “Seller”) is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or non-U.S. plan under any substantially similar applicable law or regulation) with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by the Seller of any rights in connection with the notes, (b) no advice provided by the Seller has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from the Seller to the purchaser with respect to the notes is not intended by the Seller to be impartial investment advice and is rendered in its capacity as a seller of such notes and not a fiduciary to such purchaser.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The terms and conditions set forth in the Distribution Agreement dated June 27, 2014 between Bank of Montreal and the Agents party thereto, including BMOCM, govern the sale and purchase of the notes.

We sold $50,000,000 in principal amount on the Initial Trade Date through BMOCM and through one or more dealers purchasing as principal through BMOCM for $50 per note (1,000,000 notes), which is the stated principal amount per note.  We received proceeds equal to 100% of the offering price of the notes issued and sold on the Initial Issue Date. Additional notes may be offered and sold after the Initial Trade Date from time to time through BMOCM and one or more dealers at a price that is higher or lower than the stated principal amount, based on the indicative value of the notes at that time.  Sales of the notes after the Initial Trade Date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  We will receive proceeds equal to 100% of the price that the notes are sold to the public, less any commissions paid to BMOCM or any other dealer.  We may not sell the full amount of notes offered by this pricing supplement, and may discontinue sales of the notes at any time.

We may deliver notes against payment therefor on a date that is greater than three business days following the date of sale of any notes.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to transact in notes that are to be issued more than three business days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

BMOCM and any other agent and dealer in the initial and any subsequent distribution are expected to charge normal commissions for the purchase of the notes.

Broker-dealers may make a market in the notes, although none of them are obligated to do so and any of them may stop doing so at any time without notice.  This prospectus (such term includes this pricing supplement and the accompanying prospectus supplement and prospectus) may be used by such dealers and our affiliates in connection with market-making transactions.  In these transactions, dealers may resell an note covered by this prospectus that they acquire from us, BMOCM or other holders after the original offering and sale of the notes, or they may sell an note covered by this prospectus in short sale transactions.  This prospectus will be deemed to cover any short sales of notes by market participants who cover their short positions with notes borrowed or acquired from us or our affiliates in the manner described above.

Broker-dealers and other market participants are cautioned that some of their activities, including covering short sales with notes borrowed from us or one of our affiliates, may result in their being deemed participants in the distribution of the notes in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933 (the “Securities Act”).  A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act.

BMOCM or another FINRA member will provide certain services relating to the distribution of the notes and may be paid a fee for its services equal to all, or a portion of, the Investor Fee.  BMOCM may also pay fees to other dealers pursuant to one or more separate agreements.  Any portion of the Investor Fee paid to BMOCM or such other FINRA member will be paid on a periodic basis over the term of the notes.  Although BMOCM will not receive any discounts in connection with such sales, BMOCM is expected to charge normal commissions for the purchase of any such notes.

BMOCM will act as our agent in connection with any redemptions at the investor’s option, and the Redemption Fee Amount applicable to any such redemptions will be paid to us.  Additionally, it is possible that BMOCM and its affiliates may profit from expected hedging activities related to this offering, even if the value of the notes declines.

The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the notes to any such investor.

Conflicts of Interest

BMOCM is an affiliate of Bank of Montreal and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121.  Consequently, the offering is being conducted in compliance with the provisions of Rule 5121.  BMOCM is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

VALIDITY OF THE NOTES

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when the notes have been validly executed, authenticated and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 2, 2014, which has been filed as Exhibit 5.1 to Bank of Montreal’s Form 6-K filed with the SEC on July 3, 2014.

In the opinion of Morrison & Foerster LLP, when the notes have been issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 2, 2014, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K filed on July 3, 2014.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: [     ].com

Subject: Notice of Early Redemption, CUSIP No.: 063679104

[BODY OF EMAIL]

Name of broker: [ ]

Name of beneficial holder: [ ]

Number of Notes to be redeemed: [ ]

Applicable Redemption Valuation Date: [ ], 20[ ]*

Broker Contact Name: [ ]

Broker Telephone #: [ ]

Broker DTC # (and any relevant sub-account): [ ]

The undersigned acknowledges that in addition to any other requirements specified in the pricing supplement relating to the notes being satisfied, the notes will not be redeemed unless (i) this notice of redemption is delivered to BMO Capital Markets Corp. (“BMO Capital Markets”) by 2:00 p.m. (New York City time) on the Index Business Day prior to the applicable Redemption Measurement Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to BMO Capital Markets by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Measurement Date, facing BMO Capital Markets DTC 5257 and (iv) the undersigned instructs DTC to deliver the DVP trade to BMO Capital Markets as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your notes” in the pricing supplement relating to the notes and the undersigned understands that it will be exposed to market risk on the Redemption Measurement Date.

*Subject to adjustment as described in the pricing supplement relating to the notes.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

BMO Capital Markets Corp.

BMO Capital Markets, as Calculation Agent

e-mail: [        ]

To Whom It May Concern:

The holder of $[    ] BMO Elkhorn DWA MLP Select™ Index Exchange Traded Notes due December 10, 2036, CUSIP No. 063679104, redeemable for a cash amount based on the performance of the Morningstar MLP Composite Index (the “notes”) hereby irrevocably elects to receive a cash payment on the Redemption Date of [holder to specify]2⃰ with respect to the number of notes indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the notes (the “Prospectus”).  Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Measurement Date with respect to the number of notes specified below at a price per note equal to the Redemption Amount, facing BMO Capital Markets DTC 5257 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the notes will not be redeemed unless (i) this confirmation is delivered to BMO Capital Markets by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Measurement Date, facing BMO Capital Markets DTC 5257; and (iii) the undersigned will deliver the DVP trade to BMO Capital Markets as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of notes surrendered for redemption: ________

DTC # (and any relevant sub-account): ________

Contact Name: ________

Telephone: ________

Fax: ________

E-mail: ________

(At least 50,000 notes of the same series must be redeemed at one time to receive a cash payment on any Redemption Date.)

*Subject to adjustment as described in the pricing supplement relating to the notes.

B-1